Exhibit 4.1

EXECUTION

ANGIOTECH PHARMACEUTICALS, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

SENIOR SECURED FLOATING RATE NOTES DUE 2013

INDENTURE

Dated as of May 12, 2011

Deutsche Bank National Trust Company

Trustee

THIS INDENTURE IS SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, THE “INTERCREDITOR AGREEMENT”) DATED AS OF MAY 12, 2011, AMONG WELLS FARGO CAPITAL FINANCE, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT UNDER THE CREDIT AGREEMENT (AS SUCH TERM IS DEFINED HEREIN), DEUTSCHE BANK NATIONAL TRUST COMPANY, AS COLLATERAL AGENT AND TRUSTEE (AS SUCH TERMS ARE DEFINED HEREIN), ANGIOTECH PHARMACEUTICALS, INC. AND EACH OF ITS AFFILIATES SIGNATORY THERETO. THE LIENS AND SECURITY INTERESTS EVIDENCED HEREBY AND IN THE RELATED COLLATERAL DOCUMENTS ARE SUBORDINATE TO THE SENIOR INDEBTEDNESS (AS DEFINED THEREIN) IN THE MANNER AND TO THE EXTENT SET FORTH IN AS MORE PARTICULARLY DESCRIBED IN THE INTERCREDITOR AGREEMENT, AND EACH PARTY TO THIS INDENTURE, BY ITS EXECUTION HEREOF, AND EACH HOLDER OF THE NOTES GOVERNED HEREBY, SHALL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF NOTATION OF GUARANTEE
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE
Exhibit D	FORM OF INTERCREDITOR AGREEMENT
Exhibit E	FORM OF MORTGAGE

INDENTURE dated as of May 12, 2011 among Angiotech Pharmaceuticals, Inc., a corporation organized under the Business Corporations Act of the Province of British Columbia, the Guarantors (as defined) and Deutsche Bank National Trust Company, as trustee.

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the Senior Secured Floating Rate Notes due 2013 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or Calculation Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease (as lessor), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) (i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million or (ii) any transaction described in Schedule A hereto; provided, however, that the transactions described in the foregoing clauses (i) and (ii) shall not be deemed an Asset Sale (and the Net Proceeds from such transactions shall not be subject to Section 3.11 and 4.10 hereof) only to the extent the Net Proceeds from such transactions are less than $10.0 million in the aggregate;

(2) a transfer of assets between or among the Company and any Guarantor, or a transfer of assets between or among any non-Guarantor that is a Restricted Subsidiary of the Company;

(3) a transfer of assets to the Company or any Guarantor from any Restricted Subsidiary of the Company;

(4) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to any Guarantor;

(5) the sale or lease of inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, surplus or worn-out or obsolete assets in the ordinary course of business including by the discontinuation of operations or divisions;

(6) the license of any intellectual property of the Company or any of its Restricted Subsidiaries in the ordinary course of business that is not material to the Company or any of its Restricted Subsidiaries (as applicable), taken as a whole, up to an aggregate Fair Market Value of $5.0 million for all such transactions;

(7) the exchange of assets held by the Company or a Restricted Subsidiary of the Company for assets held by any Person or entity, provided that (i) the assets received by the Company or such Restricted Subsidiary of the Company in any such exchange will immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged;

(8) the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims, but only to the extent that pursuant to such surrender, waiver, settlement or release the Company or any of its Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor;

(9) the sale, transfer or other disposition of cash or Cash Equivalents;

(10) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment; and

(11) any single transaction or series of related transactions involving the sale of assets, where the Net Proceeds resulting from such transactions does not cause the Company and its Restricted Subsidiaries to have consummated Asset Sales, measured from the Issue Date, not otherwise excluded by the exclusions in (1) through (10) above, resulting in aggregate Net Proceeds greater than $10.0 million (the “First Asset Sale Threshold”); provided, however, that, upon the aggregate Net Proceeds resulting from all such sales of assets, measured from the date hereof, exceeding the First Asset Sale Threshold, the amount of the aggregate Net Proceeds which is less than the First Asset Sale Threshold shall continue to be deemed not subject to the Section 3.11 and Section 4.10 hereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, the Bankruptcy and Insolvency Act (Canada), the Companies’ creditors Arrangement Act (Canada), the Winding Up Act (Canada) or any other federal, provincial, state or foreign bankruptcy, insolvency, receivership or similar law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and Securities that, in the good faith reasonable judgment of the Board of Directors, will immediately constitute, be a part of, or be used in a Permitted Business.

“Business Day” means any day other than a Legal Holiday.

“Calculation Agent” means a financial institution appointed by the Issuers to calculate the interest rate payable on the Notes in respect of each Interest Period, which shall initially be the Trustee.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars, or in the case of the Company or any of its Subsidiaries, such currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States, as the case may be, is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any bank referred to in Schedule I or Schedule II of the Bank Act (Canada) the short-term debt or deposits of which have been rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or at least R-1 or the equivalent thereof by Dominion Bond Rating Service Limited;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or with respect to Canadian commercial paper, having one of the two highest ratings obtainable from Dominion Bond Rating Service Limited, and, in each case, maturing within 12 months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CFC” means any Controlled Foreign Corporation, as defined in the Code.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than to one or more Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation), the result of which is that any “person” (as defined above), other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than by number of shares; or

(4) the Company amalgamates or consolidates with, or merges with or into, any Person (other than a Restricted Subsidiary of the Company), or any Person (other than a Restricted Subsidiary of Company) amalgamates or consolidates with, or merges with or into, the Company, in either case in a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Persons that Beneficially Own the outstanding shares of Voting Stock of the Company immediately prior to such transaction Beneficially Own at least a majority of the outstanding shares of Voting Stock (other than Disqualified Stock) of such surviving or transferee Person (immediately after giving effect to such issuance) or (ii) one or more Permitted Holders hold more than 50% of the Voting Stock of the surviving or transferee Person, measured by voting power rather than by number of shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, interests and tangible and intangible assets, and the proceeds therefrom whether now owned or hereafter acquired, in or upon which Liens are, from time to time, granted or purported to be granted to the Collateral Agent pursuant to the Collateral Documents. Collateral does not include any Excluded Assets.

“Collateral Agent” means Deutsche Bank National Trust Company or its successors.

“Collateral Documents” means the Mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing (including, without limitation, the financing statements under the Uniform Commercial Code of the relevant state), as the same may be amended, supplemented, replaced or otherwise modified from time to time and pursuant to which Collateral is, or is purported to be, pledged, assigned or given or a Lien is granted, to or on behalf of the Collateral Agent for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.

“Company” means Angiotech Pharmaceuticals, Inc., and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any non-cash charges including write-offs or write-downs of investments or in-process research and development costs (but not including write-down of accounts receivable or inventory held for sale or non-cash charges in respect of an item to the extent that it was included in Consolidated Net Income in a prior period) during such period; plus

(6) any extraordinary, unusual or non-recurring non-cash charges during such period in connection with any acquisition permitted pursuant to clause (3) of the definition of Permitted Investments including such charges related to severance, restructuring costs or goodwill impairment and cash severance payments not to exceed $3.0 million in the aggregate; plus

(7) non-cash expenses resulting from the grant of stock options or other equity related incentives to any current or former director, officer or employee of such Person and its Restricted Subsidiaries for such period; plus

(8) litigation fees and expenses incurred by such Person and its Restricted Subsidiaries during such period in an aggregate amount not to exceed $15.0 million; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Wholly-Owned Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of May12, 2011, by and among the Company, each of the Subsidiaries of the Company listed as a “Borrower” on the signature pages thereto, Wells Fargo Capital Finance, LLC, as the arranger and administrative agent, and the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities or otherwise) in whole or in part from time to time.

“Credit Agreement Obligations” means Indebtedness outstanding under the Credit Agreement that is secured by a Permitted Lien described under clause (1) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Issuers or any Guarantor under the Credit Agreement or any related agreement, including Hedging Obligations and cash management obligations with lenders and their affiliates (whether or not such affiliate continues thereafter to be an affiliate), so long as such Obligations under the Credit Agreement represent First Priority Lien Obligations.

“Credit Facilities” means, one or more debt facilities, issuances or sales of debt securities, or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar Equivalent” of any amount means, at the time of the determination thereof,

(1) if such amount is expressed in U.S. dollars, such amount, or

(2) if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a business day, the last business day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the following assets: (i) Voting Stock of any CFC solely to the extent that (y) such stock represents more than 65% of the outstanding Voting Stock of such CFC, and (z) hypothecating more than 65% of the total outstanding Voting Stock of such CFC would result in material adverse tax consequences, (ii) any rights or interest in (A) any contract, lease, permit, license, charter or license agreement covering real or personal property of the Company or any Guarantor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained or (B) the Company’s ownership interest in warrants to purchase 2,280,328 shares of Series E Preferred Stock of Broncus Incorporated if under the terms of such Stock or any shareholders agreement, partnership agreement or other organizational document with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terns of such Stock or any shareholders agreement, partnership agreement or other organizational document with respect thereto and such prohibition has not been waived or the consent of the issuer thereof or any other party to such shareholders agreement, partnership agreement or other organizational document has not been obtained (provided, that, the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition is unenforceable under any applicable law under any applicable jurisdiction, including, without limitation, Section 9-406, 9-407, 9-408, or 9-409 of the Code, (2) to limit, impair or otherwise affect the lender group’s continuing security interests in and liens upon any rights or interests of the Company or any Guarantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any accounts), or in respect of any such Stock, or (y) any proceeds from the sale, license, lease or other dispositions of any such contract, lease, permit, license, charter, license agreement or Stock, or (3) to apply to the extent that any consent or waiver has been obtained that would permit the security interest or lien notwithstanding the prohibition), and (iii) any trademark or service mark application filed in the United States Patent and Trademark Office on the basis of the Company or any Guarantor’s “intent-to-use” such trademark or service mark, unless and until acceptable evidence of use of such trademark or service mark has been filed with the United States Patent and Trademark Office pursuant to Section l(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051 et seq.), to the extent that granting a security interest in such trademark or service mark application prior to such filing would adversely affect the enforceability or validity of such trademark or service mark application.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company or, in the case of any assets valued in excess of $10.0 million, by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“First Priority Lien Obligations” means Obligations of the Company or any Subsidiary Guarantor under the Credit Facilities permitted to be incurred under Section 4.09(b)(i) that has or is permitted to have priority relative to the Notes and the Note Guarantees with respect to the Collateral.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed

Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through amalgamations, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and cash management obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (x) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state (or provincial or territorial) and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means

(1) each Subsidiary of the Company existing on the date of original issuance of the Notes that has guaranteed or that guarantees Indebtedness under the Senior Floating Rate Notes Indenture, the Credit Agreement or any other Indebtedness of the Company or any of its Restricted Subsidiaries; and

(2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Hedging Obligations” means any obligation with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Company or any Restricted Subsidiary shall be a Hedging Obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances or similar instruments;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed other than any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business; or

(6) representing any Hedging Obligations and cash management obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations and cash management obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $325 million aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Company, the Guarantors, the Trustee, the Collateral Agent, on behalf of itself and the Holders and the administrative agent under the Credit Agreement, on behalf of itself and the lenders under the Credit Agreement, substantially in the form attached hereto as Exhibit D, as the same may be amended, supplemented or otherwise modified or replaced from time to time in accordance with its terms.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the calendar day before the next interest payment date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the

Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means May 12, 2011.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period. Notwithstanding the foregoing, if at any time the LIBOR rate as so determined is less than 1.25%, the LIBOR rate shall be deemed to be 1.25%.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Real Property” means the real property located at each of 100 Dennis Drive, Reading, Pennsylvania 19606, 241 West Palatine Road, Wheeling, Illinois 60090, 3600 SW 47th Avenue, Gainesville, Florida 32608 and One Needle Lane, North Syracuse, New York 13212.

“Mortgages” means the mortgages, deeds of trust, or deeds to secure debt pursuant to which the Company or any Guarantor grants to the Collateral Agent a Lien (subject only to Permitted Liens) upon any Mortgaged Real Property, with such schedules and including such provisions as the Company or Guarantors, in good faith, determine to be necessary to conform such document to applicable local law.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, financial advisory and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale and, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and includes any payment to former shareholders of Quill Medical, Inc. in respect of any Quill Medical, Inc. related assets pursuant to the settlement agreement dated January 27, 2011.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person or with respect to any Person that is a Limited Liability Company, any of its Managers.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means:

(1) the business conducted by, or proposed to be conducted by, the Company and its Restricted Subsidiaries on the date of the original issuance of the Notes; and

(2) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the date of original issuance of the Notes.

“Permitted Holders” means, either individually or as a group, any one or more of the following entities and accounts or funds managed or advised by any of them:

(1) Beach Point Capital Management LP;

(2) BlueMountain Capital Management, LLC;

(3) BlueMountain Credit Alternatives Master Fund L.P.;

(4) BlueMountain Distressed Master Fund L.P.;

(5) BlueMountain Long/Short Credit Master Fund L.P.;

(6) BlueMountain Timberline Ltd.;

(7) Courage Capital Management, LLC;

(8) Post Advisory Group, LLC;

(9) Silver Point Capital Fund, L.P.; and

(10) Silver Point Capital Offshore Master Fund, L.P.

“Permitted Investments” means:

(1) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment permitted by Section 4.09(b)(7) hereof and any capital contribution made in connection therewith;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(6) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8) Investments represented by Hedging Obligations and cash management obligations;

(9) [Intentionally Omitted];

(10) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $7.5 million at any one time outstanding;

(11) repurchases of the Notes; and

(12) other Investments made after the date of the Indenture in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $50.0 million, provided that any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof.

“Permitted Liens” means:

(1) Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities, whether secured on a first-priority basis or a basis otherwise senior to that of the Notes, that was permitted to be incurred by clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations and/or cash management obligations related to such Credit Facilities, which may rank prior to the Liens evidenced hereby and pursuant to the related Collateral Documents;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of this Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens securing Indebtedness ranking junior to the Notes and incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding and which rank junior to the Notes; and

(14) Liens securing Indebtedness permitted to be incurred by Section 4.09(a) hereof, provided that the aggregate amount of outstanding Indebtedness and other obligations secured by Liens (including the Indebtedness to be incurred pursuant to this clause (14) and the amount of Indebtedness that may be incurred pursuant to clause (1) of the definition of Permitted Debt (without duplication of any outstanding Indebtedness under clause (1) of the definition of Permitted Debt)) shall not exceed 1.5 times the Consolidated Cash Flow of the Company for the four fiscal quarters immediately preceding the incurrence of such Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Group.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Floating Rate Notes” means the Senior Floating Rate Notes due 2013 of the Company issued pursuant to the Senior Floating Rate Notes Indenture.

“Senior Floating Rate Notes Indenture” means the indenture, dated as of December 11, 2006 (as heretofore amended and supplemented), among the Company, the guarantors party thereto and Deutsche Bank National Trust Company, successor to Wells Fargo Bank, N.A., as trustee.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Obligations” means any Indebtedness of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” means any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Taxing Jurisdiction” means,

(1) with respect to any payment made under the Notes, the United States and any jurisdiction (including, in each case, any political subdivision thereof or therein) in which the Company, or any of its successors, is organized or resident for tax purposes, or from or through which payment is made, and

(2) with respect to any payment made by a Guarantor, any jurisdiction (or any political subdivision thereof or therein) in which such Guarantor is organized or resident for tax purposes, or from or through which payment is made.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days (but not more than five business days) prior to the redemption date (or, if such Statistical Release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to June 1, 2008; provided, however, that if the period from the redemption date to June 1, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Deutsche Bank National Trust Company until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	3.09
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.11
“Authentication Order”	2.02
“Change of Control Offer”	4.15

Term	Defined in Section
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excluded Holder”	3.09
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.11
“Offer Period”	3.11
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.11
“Redemption Date”	3.07
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A hereto. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will also maintain a Calculation Agent. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Calculation Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent, Calculation Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Calculation Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

() a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

() instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

() a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

() instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE

DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.11, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, such Note ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and under applicable Canadian law). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis unless otherwise required by applicable law or applicable stock exchange requirements.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.11 hereof, at least 30 days but not more than 60 days before a redemption date, if the Notes are Definitive Notes, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or, if the Notes are Global Notes, the Company will send or cause to be sent, an electronic notice or redemption to each Holder whose Notes are to be redeemed at its registered electronic address, except that in either case redemption notices may be mailed or sent, as applicable, more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Definitive Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the

Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time after the date hereof, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on the dates indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Date	Percentage
December 1, 2010	101.000%

December 1, 2011 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08 Tax Redemption.

The Company may, at its option, at any time redeem in whole but not in part the Notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) if it has become obligated to pay any Additional Amounts (as defined in Section 3.09 hereof) in respect of the Notes as a result of:

(1) any change in or amendment to the laws (or regulations promulgated thereunder) of any Taxing Jurisdiction, or

(2) any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or is effective on or after the date of original issuance of the Notes.

Section 3.09 Additional Amounts.

All amounts paid or credited by the Company under or with respect to the Notes, or by any Guarantor pursuant to its Note Guarantee, will be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by or on behalf of a Taxing Jurisdiction, unless the Company or any Guarantor is required by law to withhold or deduct Taxes from any payment made under or with respect to the Notes or by the interpretation or administration thereof. If, after the date on which Notes are first issued and authenticated under this Indenture, the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company or such Guarantor will pay to each Holder of Notes that are outstanding on the date of the required payment, such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, that, no Additional Amounts will be payable with respect to a payment made to a Holder or beneficial owner of the Notes with respect to Taxes (such Holder or beneficial owner an “Excluded Holder” with respect to such Taxes):

(1) that have been imposed because such Holder or beneficial owner is a Person with whom the Company does not deal at arm’s length (within the meaning of the Income Tax Act (Canada));

(2) that have been imposed because of the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, or member of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, or partnership) and the Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such note), including without limitation such Holder or beneficial owner being a resident, domiciliary or national of, or engaged in business or maintaining a permanent establishment in, the Taxing Jurisdiction;

(3) that are estate, inheritance, gift, sales, excise, transfer, personal property tax or similar taxes;

(4) that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a note with a request by the Company addressed to the Holder or such beneficial owner (i) to provide information concerning the nationality, residence, identity, entitlement to treaty benefits or present or former connection with a Taxing Jurisdiction of the Holder or such treaty benefits or present or former connection with a Taxing Jurisdiction of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any certification, information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

(5) that have been imposed because such Holder or beneficial owner failed to duly and timely comply with a timely request by the Company to provide information, documents, certification or other evidence concerning such Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with a Taxing Jurisdiction or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request could have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would otherwise have been payable to such Holder of Notes but for this clause (5);

(6) that have been imposed because such Holder or beneficial owner is a fiduciary, a partnership or is not the beneficial owner of any payment on a note, if and to the extent that any beneficiary or settlor of such fiduciary, any partner of such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, partner or beneficial owner had been the Holder of such note; or

(7) that arise or are payable because of any combination of the foregoing clauses (1) through (6).

Neither the Company nor a Guarantor will be required to pay Additional Amounts if the payment could have been made without deduction or withholding if, when presentation is required, the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period).

The Company and the Guarantors will also:

(1) make such withholding or deduction, and

(2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company and the Guarantors will furnish to the Trustee, or cause to be furnished to the Trustee, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made by the Company or any such Guarantor or other evidence of such payment satisfactory to the Trustee. The trustee shall make such evidence available upon the written request of any Holder of the Notes that are outstanding on the date of any such withholding or deduction. The Company and the Guarantors will indemnify and hold harmless each Holder or beneficial owner of Notes that are outstanding on the date of the required payment (other than for any Taxes in respect of which such Holder or beneficial owner is an Excluded Holder) and upon written request reimburse each such Holder for the amount of:

(1) any Taxes so levied or imposed by or on behalf of a Taxing Jurisdiction and actually paid by such Holder or beneficial owner as a result of payments made under or with respect to the Notes and any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and

(2) any Taxes (other than Taxes on such Holder’s profits or net income or with respect to which such Holder or beneficial owner is an Excluded Holder) imposed with respect to any reimbursement under clause (1) above so that the net amount received by such Holder after such reimbursement will not be less than the net amount such Holder would have received if such Taxes on such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Company or any such Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of the Notes on the payment date. Whenever in this Indenture there is mentioned, in any context:

(1) the payment of principal (and premium, if any);

(2) purchase prices in connection with a repurchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any of the Notes,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 3.10 Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.11 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.11 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.11. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Subject to the last paragraph of this section, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations all reports that would be required to be filed with the SEC pursuant to Sections 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto.

(b) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in the paragraph above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA §314(a).

(c) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing

Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Guarantor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest thereon or principal at the Stated Maturity related to such payment of interest or principal; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09 hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), and (7) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter ended June 30, 2006 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(E) 50% of any dividends received by the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided, that, the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of Section 4.07 hereof;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09 hereof;

(8) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation of the Company (A) at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to Section 4.15 hereof or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in Section 4.15 or Section 4.10 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and

(9) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of this Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the

Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) non-assignment or change in control provisions in contracts and licenses entered into in the ordinary course of business;

(6) the license of any intellectual property of the Company or any of its Restricted Subsidiaries;

(7) the release, waiver or novation of contractual, indemnification, or other legal rights;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities, which may be senior in right of payment to the Notes, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $50.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees to be issued on the date of this Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that for any such Indebtedness outstanding at any time under this clause (5), on the date that such Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to clause (a) above after giving effect to the incurrence of such Indebtedness pursuant to this clause (5).

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under clause (a) above or clauses (2), (3), (4), (5), (6) or (13) of this Section 4.09(b);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (i)any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Wholly-Owned Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations and cash management obligations in the ordinary course of business;

(10) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance and surety bonds in the ordinary course of business;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days; and

(13) the incurrence by the Company or the Guarantors of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $35.0 million.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor solely by virtue of being unsecured or by virtue of holders of secured Indebtedness having entered into inter-creditor agreements giving one or more of such holders priority over the other holders in the Collateral held by them or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 4.09(b)(1) through (13) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with the original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination of the foregoing. For purposes of this provision (and not for the purpose of the definition of Net Proceeds) each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days of such Asset Sale by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this Section 4.10.

(3) if such Asset Sale involves the transfer of Collateral:

(A) such Asset Sale complies with the applicable provisions of the Collateral Documents;

(B) to the extent required by the Collateral Documents, all consideration (including Cash Equivalents) received in such Asset Sale shall be expressly made subject to Liens under the Collateral Documents.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Net Proceeds resulting from which causes the Company and its Restricted Subsidiaries to have consummated Asset Sales, measured from the date of this Indenture, resulting in aggregate Net Proceeds of less than $25.0 million (the “Second Asset Sale Threshold”), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Indebtedness and other Obligations under a Credit Facility (but only in the event that such Indebtedness is pari passu or senior in right of payment to the Notes) and to correspondingly reduce commitments with respect thereto;

(2) to acquire Business Assets, if, after giving effect to any such acquisition of Business Assets, such Business Assets become part of or held or owned by a Guarantor;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided, however, that in the event the Net Proceeds resulting from an Asset Sale causes the aggregate Net Proceeds for all Asset Sales by the Company and its Restricted Subsidiaries, measured from the date hereof, to exceed the Second Asset Sale Threshold, the amount of the aggregate Net Proceeds which is less than the Second Asset Sale Threshold shall continue to be subject to this paragraph.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from (i) Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 or (ii) Asset Sales the Net Proceeds resulting from which cause the Company and its Restricted Subsidiaries to have consummated Asset Sales, measured from the date of this Indenture, resulting in Net Proceeds greater than the Second Asset Sale Threshold, where such Net Proceeds are not applied to repay Indebtedness and reduce commitments as contemplated by Subsection (1) in the second paragraph of this Section 4.10 (except for Net Proceeds subject to the fifth paragraph of this Section 4.10) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within 20 days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.11 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those

Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, in the event that the Net Proceeds from an Asset Sale exceed $75.0 million in the aggregate, in lieu of applying such Net Proceeds as set forth above, within 30 days after the receipt of such Net Proceeds, the Company shall apply such Net Proceeds to repay Indebtedness and other Obligations under a Credit Facility (but only in the event that such Indebtedness is pari passu or senior in right of payment to the Notes) and to correspondingly reduce commitments with respect thereto. Any Net Proceeds subject to this paragraph that are not applied as set forth in the preceding sentence will constitute “Excess Proceeds” solely for purposes of this paragraph. When the aggregate amount of Excess Proceeds subject to this paragraph exceeds $25.0 million, within 20 days thereof, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds subject to this paragraph. The offer price in any Asset Sale Offer pursuant to this paragraph will be equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds subject to this paragraph remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds subject to this paragraph, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds subject to this paragraph will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.11 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.11 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement, consulting agreement, severance agreement, insurance policy or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto, and, with respect to consulting agreements only, the terms of which have been approved by the audit committee of the Board of Directors of the Company;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5) any transaction pursuant to any contract in existence on the date of the original issuance of the Notes;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company; and

(7) Restricted Payments that do not violate Section 4.07 hereof.

Section 4.12 Limitations on Liens; Negative Pledge.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom. In addition, if the Company or any Guarantor directly or indirectly, shall create, incur or suffer to exist any Lien on any property securing Credit Agreement Obligations or other First Priority Lien Obligations, the Company or such Guarantor, as the case may be, must as soon as practicable grant at least a second-priority Lien or third-priority Lien, as applicable, subject to Permitted Liens upon such property as security for the Notes and the Note Guarantees.

(b) The Company and its Restricted Subsidiaries shall not further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, that, the Company may, subject to compliance with Section 4.09, issue Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral (subject, in each case, to the limitations of clause (a) of this Section 4.12).

Section 4.13 Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.11 or 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.11 hereof or this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.11 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.16 Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that, the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1) the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.09(a) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 4.12 hereof;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

Section 4.17 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18 Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries which is not a Guarantor guarantees any of the other Indebtedness of the Company or any of its Restricted Subsidiaries, including Indebtedness under the Senior Floating Rate Notes Indenture or the Credit Facilities, then that Restricted Subsidiary shall become a Guarantor and execute a Note Guarantee pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and deliver an Opinion of Counsel to the trustee within 10 business days of the date on which it guaranteed such other Indebtedness to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Restricted Subsidiary and constitutes a valid and binding agreement of that Restricted Subsidiary enforceable in accordance with its terms (subject to customary exceptions). The form of such Note Guarantee is attached as Exhibit B hereto.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, that, such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would be in existence following such designation.

Section 4.20 Changes in Covenants when Note Rated Investment Grade

If on any date following the date of this Indenture:

(1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P; and

(2) no Default or Event of Default shall have occurred and be continuing.

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the covenants in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.16 and 5.01(a)(4) will no longer be applicable to the Notes.

Section 4.21 Maintenance of Properties and Insurance.

(a) The Company shall cause all material properties used or useful to the conduct of its business and the business of each of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and shall cause to be made all necessary renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a material adverse effect on the business of the Company and its Restricted Subsidiaries (taken as a whole); provided, however, that nothing in this covenant shall prevent the Company or its Restricted Subsidiaries from discontinuing any operations or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal (1) (i) is in the judgment of the Company, desirable in the conduct of the business of such entity and (ii) would not have a material adverse effect on the ability of the Company or the Guarantors to satisfy their obligations under the Notes, the Note Guarantees and this Indenture and (2) is otherwise permitted by this Indenture.

(b) The Company shall provide, or cause to be provided, for itself and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the judgment of the Board of Directors of the Company is adequate and appropriate for the conduct of the business of, or otherwise customary for, the Company and such Restricted Subsidiaries.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Amalgamation, Consolidation, or Sale of Assets.

(a) The Company will not, directly or indirectly:(i) amalgamate, consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving corporation; or

(B) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

(2) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes, this Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

(b) In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to:

(1) an amalgamation or merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any Guarantor.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15 or 5.01 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture other than those listed in clause (1)-(3) of this Section 6.01;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) (i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Collateral Documents) with respect to Collateral having a Fair Market Value in excess of $10.0 million, or an assertion by the Company or any of its Restricted Subsidiaries that any Collateral having a Fair Market Value in excess of $10.0 million is not subject to a valid, perfected security interest (except as permitted by the terms of this Indenture or the Collateral Documents); or (ii) the repudiation by the Company or any of its Restricted Subsidiaries of any of their material obligations under any Collateral Document;

(8) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted

Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes and all Obligations arising hereunder will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder gives to the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount of principal, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA

§ 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as

Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA

§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310 (b).

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note

Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of:

(A) U.S. counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(B) Canadian counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of:

(A) U.S. counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(B) Canadian counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize gain or loss for

Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder of Note:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Memorandum and Consent Solicitation Statement dated February 10, 2011, as supplemented from time to time, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees, the Collateral Documents or the Notes;

(7) to enter into additional or supplemental Collateral Documents;

(8) to release Collateral in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement;

(9) to make complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Collateral Documents;

(10) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(11) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.11, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

However, the consent of Holders of seventy-five percent (75%) in aggregate principal amount of the then outstanding Notes (including without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) shall be required for any amendment, supplement or waiver under this Section 9.02 that amends, supplements, or waives the application of, as applicable, (i) the second subsection (1), subsection (6) or subsection (11) in the definition of “Asset Sale” in Section 1.01 hereof; (ii) the definition of “LIBOR” in Section 1.01 hereof; (iii) the definition of “Net Proceeds” in Section 1.01 hereof; (iv) the second, fourth or fifth paragraphs of Section 4.10 hereof; or (v) this paragraph.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.11, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or premium or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.11, 4.10 or 4.15 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes (other than any release of Collateral required by the terms of the Intercreditor Agreement) will require the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.

An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial or other applicable law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Restricted Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, the Company will cause such Restricted Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 10, to the extent applicable.

Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(A) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Collateral Documents on the terms set forth herein or therein, pursuant to a supplemental indenture and appropriate Collateral Documents in form and substance reasonably satisfactory to the Trustee; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses 2(a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof (subject to the conditions and limitations set forth in Section 4.10). Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, or in the event such sale or other disposition was made in accordance with the provisions of the Intercreditor Agreement, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.

(c) Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01 The Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees thereof, and all other Obligations related thereto, when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any on the Notes and the Note Guarantees thereof and performance of all other obligations under this Indenture, including without limitation, the obligations of the Company set forth in Section 7.07 and Section 8.05 herein, and the Notes and the Note Guarantees thereof and the Collateral Documents, shall be secured by Liens and security interests on the Collateral (subject to Permitted Liens), as provided in this Indenture, the Collateral Documents and the Intercreditor Agreement which the Company and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and shall be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement. All Collateral Documents shall be subject to the terms of the Intercreditor Agreement.

(b) The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee and for the benefit of the First Priority Lien Obligations, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents and the Intercreditor Agreement, as Collateral Agent and on behalf of each Holder.

(c) Each Holder, and its successors and assigns, by its acceptance of any of the Notes and the Note Guarantees, consents and agrees to be individually bound by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement (including, without limitation, Section 6 of the Intercreditor Agreement with respect to payments received by any Holder or the Collateral Agent and the provisions providing for foreclosure, sales or other dispositions of assets, subordination and standstill, waiver of rights, release of liens and insolvency proceedings) as the same may be in effect or as may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into and perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreement in accordance therewith and to bind each Holder thereto by the Collateral Agent’s entering into or otherwise becoming bound thereby.

(d) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of the First Priority Lien Obligations, all the Holders, the Collateral Agent and the Trustee in accordance with their interest as provided in the Intercreditor Agreement, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified by and limited in all respects by the Collateral Documents and the Intercreditor Agreement and actions that may be taken thereunder.

(e) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that the holders from time to time of the First Priority Lien Obligations (i) are extending credit from time to time to the Company and the Subsidiaries in reliance upon the provisions of the Intercreditor Agreement and this Section 11.01 and (ii) are intended to be third party beneficiaries of this Section 11.01. No amendment or modification of the provisions of this Section 11.01 shall be effective against the holders from time to time of the First Priority Lien Obligations without the prior written consent of such holders.

Section 11.02 Lien Subordination.

(a) Any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Collateral Agent or any Holder that secures all or any portion of the Obligations under the Notes and Note Guarantees shall in all respects be junior and subordinate to all Liens granted in the Collateral to secure all or any portion of the First Priority Lien Obligations, and

(b) Any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the holders from time to time of the First Priority Lien Obligations that secure all or any portion of the First Priority Lien Obligations shall in all respects be senior and prior to all Liens granted to the Collateral Agent or any Holder in the Collateral to secure all or any portion of the Obligations under the Notes or Note Guarantees.

(c) The Collateral Agent, for and on behalf of itself and the Holders, agrees that neither it nor any Holder shall obtain a Lien on any Collateral to secure all or any portion of the Obligations under the Notes unless, concurrently therewith, the a Lien on such Collateral is granted in favor of the holders from time to time of the First Priority Lien Obligations and that all such Liens are and will be subject to the Intercreditor Agreement.

Section 11.03 Payments Received by Collateral Agent and/or any Holder. If at any time prior to the date upon which the First Priority Lien Obligations are paid in full in cash (or, if permitted by the relevant documents, cash collateralized) after or concurrently with termination of all commitments to extend credit thereunder shall have occurred, the Collateral Agent or any Holder receives any payment, distribution, or proceeds in respect of Collateral or proceeds (as defined in the Uniform Commercial Code) of Collateral as a result of an Exercise of Secured Creditor Remedies (as defined in the Intercreditor Agreement) or otherwise contrary to the provisions of the Intercreditor Agreement, the Collateral Agent and/or such Holder shall be deemed to receive and hold the same in trust as trustee for the benefit of the holders of the First Priority Lien Obligations from time to time and shall forthwith deliver such payment, distribution, or proceeds to their agent in precisely the form received (except for the endorsement or assignment by the Collateral Agent or any Holder where necessary) in accordance with the Intercreditor Agreement, for application on any of the First Priority Lien Obligations, whether then due or yet to become due. In the event of the failure of the Collateral Agent or any Holder to make any such endorsement or assignment to the agent for the holders of the First Priority Lien Obligations from time to time, such agent and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment and the Collateral Agent, for and on behalf of itself and each Holder, irrevocably appoints such as its and each Holder’s lawful attorney in fact for the purpose of enabling such agent to make such endorsement or assignment in the name of the Collateral Agent or any Holder.

Section 11.04 Application of Proceeds. A ll Collateral and all proceeds (as defined in the Uniform Commercial Code) of Collateral received by the Collateral Agent or the Holders in connection with any Exercise of Secured Creditor Remedies (as defined in the Intercreditor Agreement) shall be applied.

first, to the payment of costs and expenses of the agent for the holders from time to time of the First Priority Lien Obligations in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the First Priority Lien Obligations in accordance with the documents governing such First Priority Lien Obligations until the date upon which the First Priority Lien Obligations are paid in full in cash (or, if permitted by the relevant documents, cash collateralized) after or concurrently with termination of all commitments to extend credit thereunder shall have occurred, third, to the payment of the Obligations under the Notes and Note Guarantees, and fourth, to the Company or Guarantors or to whosoever may be lawfully entitled to receive the same or as court of competent jurisdiction may direct.

Section 11.05 Further Assurances.

(a) The Company and the Guarantors shall, at their sole expense, do all acts which may be necessary, to confirm that the Collateral Agent holds, for the benefit of the Holders of the Notes and the Trustee, duly created, enforceable and perfected subordinated Liens and security interests in the Collateral (subject to Permitted Liens) to the extent required and permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement.

(b) As necessary, the Company and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions as the Collateral Agent may request, which may be necessary, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required and permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement.

(c) Notwithstanding anything contained herein, the Company and the Guarantors shall not be required to (1) take any action to create or perfect any Lien under the law of any jurisdiction other than the United States, unless required to do so under the Credit Agreement, (2) so long as the Credit Agreement is in place, take any action to perfect the security interest in any vehicle or other goods subject to a certificate of title issued by any state that does not permit recordings of second liens on its certificate of titles or (3) take any action with respect to obtaining control agreements with respect to deposit accounts and securities accounts, except (i) as long as the Credit Agreement is in existence, to take commercially reasonable efforts to obtain control agreements with respect to those deposit accounts and securities accounts for which control agreements in favor of the administrative agent under the Credit Agreement are in effect, and (ii) if the Credit Agreement is no longer in existence, to take commercially reasonable efforts to obtain control agreements with respect to all deposit accounts except for deposit accounts which hold deposits to be used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the employees of the Company and its Subsidiaries and any other deposit account so long as the aggregate amount of funds in such other deposit accounts for which the Collateral Agent has not received a deposit account control agreement shall not exceed $100,000 in the aggregate as to all such deposit accounts for the Company and its Subsidiaries, other than those that are CFCs, and $12,000,000 in the aggregate for any of the Company’s Subsidiaries that are CFCs.

Section 11.06 Impairment of Security Interest. Neither the Company nor any of the Restricted Subsidiaries shall take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. None of the Company nor any of the Restricted Subsidiaries shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, if such agreement is otherwise prohibited by this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents; provided, however, that nothing herein shall require the Company or any Guarantor to take any actions described in Section 11.05(c).

Section 11.07 After-Acquired Property. Upon the acquisition by the Company or any Guarantor after the Issue Date of any real property that qualifies as Collateral, has a fair market value (it being presumed that the gross purchase price paid for such real property upon its acquisition is fair market value) of at least $250,000 and has been pledged as Collateral for the benefit of the lenders under the Credit Agreement (“Qualified After-Acquired Real Property”), the Company or the applicable Guarantor shall, at the request of the Collateral Agent, execute or deliver to the Collateral Agent any and all financing statements, future filings, service agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel and all other documents that the Collateral Agent shall reasonably request in order to create and perfect liens in favor of the Collateral Agent in such Qualified After-Acquired Real Property. No such documents shall be required to be provided in respect of real property acquired by a CFC if providing such documents would result in adverse tax consequences or costs to the Company or the Guarantors in excess of the benefits afforded to the Collateral Agent thereby.

Section 11.08 Real Estate Mortgages and Filings. With respect to the Mortgaged Real Properties, within 90 days of the Issue Date (or within 90 days of the acquisition of Qualified After-Acquired Real Property or in each case before such later date as agreed to by the administrative agent or the lenders under the Credit Agreement):

(a) the Company shall deliver to the Collateral Agent a Mortgage (substantially in the form of Exhibit E hereto, and including such schedules and provisions as the Company’s local counsel in the jurisdiction where the relevant Mortgaged Real Property is located may, in good faith, determine are necessary to conform such Mortgage to applicable local law) with respect to each Mortgaged Real Property, each dated as of the Issue Date (or such later date on which such Mortgage is delivered in accordance with the requirements of this Indenture and/or the Collateral Documents), duly executed by the Company or the applicable Subsidiary Guarantor, together with evidence of recording (or satisfactory arrangements for the recording) of each such Mortgage (and payment of any taxes or fees in connection therewith) as necessary to create a valid, perfected at least second-priority Lien (subject to Permitted Liens);

(b) the Collateral Agent shall have received ALTA title insurance policies in favor of the Collateral Agent, as mortgagee or beneficiary (as applicable) under each of the Mortgages, in the form necessary to insure that the Liens created by each Mortgage constitute valid and at least second-priority Liens on the Mortgaged Real Property (subject only to Permitted Liens), amounts satisfactory to the Collateral Agent assuring the Collateral Agent that the Mortgages on such Real Property Collateral are valid and enforceable second-priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the policies otherwise shall be in form and substance satisfactory to the Collateral Agent, and each such policy to include such legally available endorsements and affirmative coverages as included in the policies delivered in connection with the Credit Agreement, if applicable, and to the extent available at commercially reasonable rates; and

(c) the Company shall deliver to the Collateral Agent, with respect to each Mortgaged Real Property, such evidence of filings, surveys (or affidavits of no change to survey that the title company may reasonably require as necessary to issue such title insurance policy), local counsel opinions, and fixture filings (if applicable), along with such other documents, instruments, certificates and agreements, to create, evidence or perfect a valid and at least second-priority Lien in connection with the execution and delivery of the Mortgages, together with the delivery to the Trustee of an Officers’ Certificate required under Section 11.10 (c). No Opinion of Counsel under Section 13.04 or otherwise shall be required.

Section 11.09 Release of Liens on the Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees, as applicable:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes and all other obligations thereunder;

(2) in whole, upon satisfaction and discharge of the Indenture;

(3) in whole, upon a legal or covenant defeasance as set forth in Section 8.02 or Section 8.03 hereof;

(4) in whole or in part, as to any property constituting Collateral that is sold or otherwise disposed of in a transaction permitted by Section 4.10 and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Collateral Documents; or otherwise in accordance with, and as expressly provided for under, this Indenture or the Intercreditor Agreement;

(5) in whole as to all Collateral that is owned by a Guarantor that is released from its Note Guarantee in accordance with this Indenture; and

(6) with the consent of Holders of 75% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

provided, that, in the case of any release in whole pursuant to clauses (1) through (3) above, all amounts owing to the Trustee under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement have been paid or otherwise provided for to the reasonable satisfaction of the Trustee.

(b) Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth in clauses (a) and (b) of this Section 11.09, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral in accordance with the directions of the Company.

(c) The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement or upon the termination of this Indenture. Notwithstanding any provision to the contrary herein, as and when requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver Uniform Commercial Code or similar financing statement amendments or releases (or amendments or releases to other perfection documents or registrations) (which shall be prepared by the Company) solely to the extent necessary to delete any such released Collateral from the description of assets in any previously filed financing statements or other perfection documents or registrations. If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements (which shall be prepared by the Company) and to take such other action as the Company may request to evidence or confirm that released Collateral described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

(d) Notwithstanding any provision to the contrary herein, as and when requested by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver Uniform Commercial Code financing statement amendments or releases (or amendments or releases to other perfection documents or registrations) (which shall be prepared by the Company) solely to the extent necessary to delete Excluded Assets from the description of assets in any previously filed financing statements or other perfection documents or registrations. If requested by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements (which shall be prepared by the Company) and to take such other action as the Company may request to evidence or confirm that Excluded Assets described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

Section 11.10 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a) Subject to the provisions of Sections 11.02, 11.03 and 11.04 of this Indenture, the Collateral Documents and the Intercreditor Agreement and unless otherwise expressly provided herein or therein, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, and shall, at the direction of a majority of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and the Intercreditor Agreement and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Notwithstanding the foregoing, the Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(1) a request from the Company that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper; provided, that, any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3) an Officers’ Certificate to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with. No Opinion of Counsel under Section 13.04 or otherwise shall be required; and

(4) such financing statements, if any, as the Company shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Collateral Documents or the Intercreditor Agreement, shall receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate.

(e) The Trustee and the Collateral Agent, as applicable, are authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement.

Section 11.11 New Intercreditor Arrangements.

(a) If Indebtedness is incurred under Section 4.09(b)(1) and such Indebtedness is secured by any Collateral held or released by the administrative agent under the Credit Agreement and the Notes and the Note Guarantees are also secured by any such asset that qualifies as Collateral with a Lien priority that is intended to be junior to that of such Indebtedness, then the Collateral Agent and the representative of the holders of such Indebtedness will (i) if such Indebtedness does not replace the Indebtedness under the Credit Agreement, enter into an intercreditor agreement with customary terms and provisions, or an amendment or supplement to the Intercreditor Agreement, with the representative of holders of such Indebtedness and the administrative agent under the Credit Agreement (if the administrative agent under the Credit Agreement so agrees) and (ii) if such Indebtedness replaces the Indebtedness under the Credit Agreement, become party to an intercreditor agreement with terms substantially similar to the Intercreditor Agreement.

(b) If Indebtedness is incurred that has, and is permitted to be pursuant to the terms of this Indenture, to have equal Lien priority as the Notes and the Note Guarantees, as the case may be, then the Collateral Agent, at the written request of the Company, will enter into an intercreditor agreement with customary terms and provisions which are reasonably satisfactory to the Collateral Agent, or an amendment or supplement to the Intercreditor Agreement, with the representative of holders of such Indebtedness and the representatives under the Credit Facilities (if the representatives under the Credit Facilities so agree).

(c) If Indebtedness is incurred that is, and is permitted to be pursuant to the terms of this Indenture, secured on a junior priority basis by any Collateral, then the Collateral Agent, at the written request of the Company, will enter into an intercreditor agreement, with customary terms and provisions which are reasonably satisfactory to the Collateral Agent, or a supplement to the Intercreditor Agreement, with the representative of holders of such Indebtedness and the representatives under the Credit Facilities (if the representatives under the Credit Facilities so agree).

Section 11.12 Limitations on Stock and Related Collateral.

(a) The Capital Stock and other securities of any Guarantor shall constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes or the Note Guarantees without Rule 3-16 of Regulation S-X under the Securities Act requiring separate financial statements of such Guarantor to be filed with the SEC. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any Guarantor due to the fact that such Guarantor’s Capital Stock and other securities secure the Notes or the Note Guarantees, then the Capital Stock and other securities of such Guarantor shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement).

(b) In such event, this Indenture and Collateral Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Guarantor’s Capital Stock and other securities to secure the Notes or the Note Guarantees in excess of the amount then pledged without the filing with the SEC of separate financial statements of such Guarantor, then the Capital Stock and other securities of such Guarantor shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, this Indenture and the Collateral Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to subject such additional Capital Stock and other securities to the Liens under this Indenture and the Collateral Documents.

Section 11.13 Conflicts Between this Indenture, Collateral Documents and the Intercreditor Agreement.

Notwithstanding anything herein to the contrary contained in this Indenture or any Collateral Document, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Trustee or the Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Indenture or any Collateral Document, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable at their maturity within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, British Columbia

Canada V6A 1B6

Facsimile No.: (604) 221-6915

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile No.: (212) 728-9000

Attention: Cristopher Greer, Esq.

If to the Trustee:

Deutsche Bank National Trust Company.

222 South Riverside Plaza, 25th Floor

Chicago, IL 60606

Facsimile No.: (312) 537-1009

Attention: Kathy Cokic

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, IL 60654-5313

Facsimile No.: (312) 832-4700

Attention: Mark F. Hebbeln, Esq.

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation; except for stockholders in the case of a Guarantor that is an unlimited liability company. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal or provincial securities laws.

Section 13.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Foreign Currency Equivalents.

For purposes of determining compliance with any U. S. dollar denominated restriction or amount, the U. S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into, or first committed, in the case of revolving credit debt, provided that if any Permitted Refinancing Indebtedness is incurred to refinance Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated on the date of such refinancing, such U.S. dollar denominated restriction will be deemed not have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 13.13 Consent to Jurisdiction and Service of Process.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Indenture or the transactions contemplated hereby. Each Guarantor hereby irrevocably appoints the Company as its agent upon which process may be served relating to this Indenture. The Company acknowledges that it has for itself and on behalf of each Guarantor, by separate written instrument, irrevocably designated and appointed National Registered Agents, Inc. (and any successor entity) as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any such suit or proceeding, acknowledges that National Registered Agents, Inc. has accepted such designation and agrees that service of process upon such agent, and written notice of said service to the Company or any Guarantor, by the person serving the same to the address provided in Section 13.02 of this Indenture, shall be deemed in every respect effective service of process upon the Company or any Guarantor in any such suit or proceeding. The Company and the Guarantors further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the obligations of the Company and the Guarantors under this Indenture have been satisfied and discharged.

Section 13.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.15 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.16 Interest Act (Canada.)

For the purposes of the Interest Act (Canada), the yearly rate of interest, to which interest calculated on the basis of a year of 360 days is equivalent, is the rate of interest payable under the Notes multiplied by the number of days in the year divided by 360.

[Signatures on following page]

SIGNATURES

Dated as of May 12, 2011

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	Chief Financial Officer

Indenture

[Signature Page – Senior Secured FRN Indenture]

AFMEDICA, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH AMERICA, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH BIOCOATINGS CORP.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH DELAWARE, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH FLORIDA HOLDINGS, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:	/s/ Jay Dent
Name:	Jay Dent
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

ANGIOTECH PHARMACEUTICALS (US), INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

B.G. SULZLE, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

MANAN MEDICAL PRODUCTS, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

MEDICAL DEVICE TECHNOLOGIES, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

NEUCOLL, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

QUILL MEDICAL, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

SURGICAL SPECIALTIES CORPORATION

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

0741693 B.C. LTD.

By:	/s/ Jay Dent
Name:	Jay Dent
Title:	President

Indenture

[Signature Page – Senior Secured FRN Indenture]

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Katherine Cokic
Name:	Katherine Cokic
Title:	Vice President

By:	/s/ George F. Kubin
Name:	George F. Kubin
Title:	Vice President

Indenture

EXHIBIT A

EXHIBIT A

[Face of Note]

CUSIP/CINS

Senior Secured Floating Rate Notes due 2013

No.	$

ANGIOTECH PHARMACEUTICALS, INC.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of                                                                                   DOLLARS on December 1, 2013.

Interest Payment Dates: March 1, June 1, September 1 and December 1

Record Dates: February 15, May 15, August 15 and November 15

Dated: May12, 2011

ANGIOTECH PHARMACEUTICALS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:
Authorized Signatory

[Back of Note]

Senior Secured Floating Rate Notes due 2013

THIS NOTE IS SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, THE “INTERCREDITOR AGREEMENT”) DATED AS OF MAY 12, 2011, AMONG WELLS FARGO CAPITAL FINANCE, LLC, AS ARRANGER AND ADMINISTRATIVE AGENT UNDER THE CREDIT AGREEMENT (AS SUCH TERM IS DEFINED IN THE INDENTURE), DEUTSCHE BANK NATIONAL TRUST COMPANY, AS COLLATERAL AGENT AND TRUSTEE (AS SUCH TERMS ARE DEFINED IN THE INDENTURE), ANGIOTECH PHARMACEUTICALS, INC. AND EACH OF ITS AFFILIATES SIGNATORY THERETO. THE LIENS AND SECURITY INTERESTS EVIDENCED BY THE INDENTURE AND IN THE RELATED COLLATERAL DOCUMENTS ARE SUBORDINATE TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) IN THE MANNER AND TO THE EXTENT SET FORTH IN AS MORE PARTICULARLY DESCRIBED IN THE INTERCREDITOR AGREEMENT, AND EACH PARTY TO THIS NOTE AND THE INDENTURE, BY ITS EXECUTION HEREOF AND THEREOF, AND EACH HOLDER OF THIS NOTE, SHALL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR

VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Angiotech Pharmaceuticals, Inc., a corporation organized under the Laws of British Columbia (the “Company”), promises to pay interest on the principal amount of this Note at a rate per annum, reset quarterly, equal to LIBOR plus 3.75%, as determined by the Calculation Agent, until maturity. Notwithstanding the foregoing, if at any time the LIBOR rate as so determined is less than 1.25%, the LIBOR rate shall be deemed to be 1.25%. The Company will pay interest quarterly in arrears on each March 1, June 1, September 1, and December 1, of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be             , 20    .

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes outstanding on such day. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. For the purposes of the Interest Act (Canada), the yearly rate of interest, to which interest calculated on the basis of a year of 360 days is equivalent, is the rate of interest payable under the Notes multiplied by the number of days in the year divided by 360.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application, or the maximum rate permitted by Canadian law.

The Calculation Agent will, upon request of any Holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the Notes.

Interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest, if any, will accrue at a rate that is 1% per annum in excess of the Daily Interest Amount and the Company will pay interest on overdue installments of interest at such higher rate to the extent lawful.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 15, May 15, August 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank National Trust Company, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of May 12, 2011 (the “Indenture”) among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) At any time after the date hereof, the Company will have the option to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on the dates indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Date	Percentage
December 1, 2010	101.000%
December 1, 2011 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101 % of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 20 days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, except as set forth in the Indenture, within 20 days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will commence an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.11 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such deficiency for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, if any, voting as a single class, and subject to certain exceptions, any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees in case of an amalgamation, merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, the Note Guarantees, the Collateral Documents or the Notes to any provision of the “Description of Notes” section of the Company’s Offering Circular dated February 10, 2011, as supplemented on March 3, 2011 and April 28, 2011, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Collateral Documents or the Notes, to enter into any additional or supplemental Collateral Documents, to release Collateral in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreement, to make complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the Indenture, any of the Collateral Documents or the Intercreditor Agreement, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture other than those listed in clause (1), clause (2), or clause (3) of Section 6.01 of the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $ 10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) with respect to Collateral having a Fair Market Value in excess of $10.0 million, or an assertion by the Company or any of its Restricted Subsidiaries that any Collateral having a Fair Market Value in excess of $10.0 million is not subject to a valid perfected security interest (except as permitted by the terms of the Indenture or the Collateral Documents); or (B) the repudiation by the Company or any of its Restricted Subsidiaries of any of their material obligations under any Collateral Document; (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law; or (ix) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or

Event of Default relating to the payment of principal or interest or premium, if any,) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company or any of the Guarantors, as such, will not have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, British Columbia

Canada VGA 1B6

Telephone: (604) 221-7676

Facsimile: (604) 221-6915

Attention: General Counsel

with copies thereof to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone: (212) 728-8214

Facsimile: (212) 728-9214

Attention: Cristopher Greer, Esq.

(19) Intercreditor Agreement. Notwithstanding anything herein to the contrary contained in this Note, the Indenture or any Collateral Document, the lien and security interest granted to the Collateral Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Trustee or the Collateral Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Note, the Indenture or any Collateral Document, the terms of the Intercreditor Agreement shall govern and control.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                               to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

B-0

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of May 12, 2011 (the “Indenture”) among Angiotech Pharmaceuticals, Inc., (the “Company”), the Guarantors party thereto and Deutsche Bank National Trust Company, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Signature Pages Follow]

B-1

AFMEDICA, INC.

By:
Name:	K. Thomas Bailey
Title:	President

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH AMERICA, INC.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH BIOCOATINGS CORP.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH DELAWARE, INC.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH FLORIDA HOLDINGS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

ANGIOTECH INTERNATIONAL HOLDINGS, CORP.

By:
Name:	Jay Dent
Title:	President

ANGIOTECH PHARMACEUTICALS (US), INC.

By:
Name:	K. Thomas Bailey
Title:	President

B.G. SULZLE, INC.

By:
Name:	K. Thomas Bailey
Title:	President

MANAN MEDICAL PRODUCTS, INC.

By:
Name:	K. Thomas Bailey
Title:	President

MEDICAL DEVICE TECHNOLOGIES, INC.

By:
Name:	K. Thomas Bailey
Title:	President

NEUCOLL, INC.

By:
Name:	K. Thomas Bailey
Title:	President

QUILL MEDICAL, INC.

By:
Name:	K. Thomas Bailey
Title:	President

SURGICAL SPECIALTIES CORPORATION

By:
Name:	K. Thomas Bailey
Title:	President

0741693 B.C. LTD.

By:
Name:	Jay Dent
Title:	President

EXHIBIT C

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 200  , among                          (the “Guaranteeing Subsidiary”), a subsidiary of                          (or its permitted successor), a [Delaware] corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank National Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 12, 2011, providing for the issuance of Senior Secured Floating Rate Notes due 2013 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ANGIOTECH PHARMACEUTICALS, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

Deutsche Bank National Trust Company, as Trustee

By:
Authorized Signatory

EXHIBIT D

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), dated as of May 12, 2011, is made by and between WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, in its capacity as arranger and administrative agent under and pursuant to the Original Senior Credit Agreement (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Original Senior Agent”), and DEUTSCHE BANK NATIONAL TRUST COMPANY, in its capacity as collateral agent under and pursuant to the Indenture (as hereinafter defined) (in such capacity, together with its successors and assigns in such capacity, the “Original Noteholder Collateral Agent”), and is acknowledged by ANGIOTECH PHARMACEUTICALS, INC., a corporation organized under the laws of the Province of British Columbia, Canada (the “Parent”), each of its affiliates identified as “Original Obligors” on the signature pages hereto (such affiliates, together with the Parent, each an “Original Obligor” and collectively, the “Original Obligors”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, in its capacity as trustee under and pursuant to the Indenture (in such capacity, together with its successors and assigns in such capacity, the “Trustee”):

WHEREAS, the Original Obligors, the Original Senior Agent and the lenders from time to time party thereto (the “Original Senior Lenders”), have entered into a Credit Agreement, dated as of the date hereof (the “Original Senior Credit Agreement”), pursuant to which such lenders have agreed, upon the terms and conditions stated therein, to make revolving loans and other extensions of credit to the Obligors in the original principal amount of $28,000,000. The repayment of the Obligations (as that term is defined in the Original Senior Credit Agreement) is secured by, among other things, security interests in and liens on substantially all of the assets of the Obligors pursuant to certain collateral documents in favor of the Original Senior Agent for the benefit of the Original Senior Lenders and Bank Product Providers (as defined in the Original Senior Credit Agreement), which documents, together with the other collateral and loan documents executed and delivered in connection with the Original Senior Credit Agreement, are referred to herein as the “Original Senior Loan Documents”.

WHEREAS, the Parent, the Trustee, and the Original Noteholder Collateral Agent, are parties to an Indenture, dated as of May 12, 2011 (the “Original Indenture”), governing the rights and duties of the Parent, the Original Noteholder Collateral Agent and the holders (the “Original Noteholders”) of certain Senior Secured Floating Rate Notes due 2013 (the “Original Notes”). The repayment of the Notes Obligations (as hereinafter defined) is secured by, among other things, security interests in and liens on substantially all of the assets of the Obligors pursuant to certain collateral documents in favor of the Original Noteholder Collateral Agent for the benefit of the Original Noteholders, which documents, together with the other collateral and note documents executed and delivered in connection with the Original Indenture, are referred to herein as the “Original Indenture Documents”.

WHEREAS, the Original Senior Agent, for and on behalf of itself and the Original Senior Lenders, and the Original Noteholder Collateral Agent, for and on behalf of itself and the Original Noteholders, wish to enter into this Agreement to establish their respective rights and priorities in the Collateral and their claims against the Original Obligors.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Original Senior Agent and the Original Noteholder Collateral Agent hereby agree as follows:

1. Definitions; Rules of Construction.

a. Terms Defined Above and in the Recitals. As used in this Agreement, the following terms shall have the respective meanings indicated in the opening paragraph hereof and in the above Recitals:

“Agreement”

“Original Indenture”

“Original Indenture Documents”

“Original Noteholder Collateral Agent”

“Original Noteholders”

“Original Notes”

“Original Obligors”

“Original Senior Agent”

“Original Senior Credit Agreement”

“Original Senior Lenders”

“Original Senior Loan Documents”

“Parent”

b. Other Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended, and any successor statute.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Parent or any of its Subsidiaries to any Bank Product Provider (as defined in the Senior Credit Agreement) pursuant to or evidenced by a Bank Product Agreement (as defined in the Senior Credit Agreement) and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all Hedge Obligations (as defined in the Senior Credit Agreement), and (c) all amounts that the Senior Agent or any Senior Lender is obligated to pay to a Bank Product Provider as a result of the Senior Agent or such Senior Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Parent or any of its Subsidiaries pursuant to the Senior Credit Agreement.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP (as defined in the Senior Credit Agreement).

“Cash Collateral” means any Collateral consisting of Cash and Cash Equivalents, any security entitlement (as defined in the UCC) and any financial assets (as defined in the UCC).

“Collateral” means all assets, properties and undertakings upon which either the Senior Agent or the Noteholder Collateral Agent is purported to be granted a Lien, whether now owned or hereafter acquired by the Obligors or any other Person, together with all rents, issues, profits, products, and Proceeds thereof.

“Comparable Indenture Document” means, in relation to any Collateral subject to any Senior Loan Document, that Indenture Document that creates a Lien in the same Collateral granted by the same Obligor.

“Control Collateral” means any Collateral consisting of a certificated security (as defined in the UCC), investment property (as defined in the UCC), a deposit account (as defined in the UCC) and any other Collateral as to which a Lien may be perfected through physical possession or control by the secured party or any agent therefor.

“Default Disposition” means any private or public sale or other disposition of all or any portion of the Collateral by one or more Obligors with the consent of the Senior Agent after the occurrence and during the continuance of an Event of Default, which sale or other disposition is conducted by such Obligors with the consent of the Senior Agent in connection with good faith efforts by the Senior Agent to collect the Senior Indebtedness through the sale or other disposition of Collateral, and in connection with a sale or disposition of any Collateral that is subject to Article 9 of the UCC, the Obligors consummating such sale or disposition have (a) provided the Noteholder Collateral Agent with the prior written notice that would have been required if such sale or disposition were a disposition of collateral by a secured creditor under Article 9 of the UCC, and (b) conducted such sale or disposition in a commercially reasonable manner as if such sale or disposition were a disposition of collateral by a secured creditor in accordance with Article 9 of the UCC.

“DIP Financing” has the meaning set forth in Section 4.c.

“Discharge of Senior Indebtedness” means payment in full in cash (or, in the case of any Bank Product Obligations, providing Bank Product Collateralization (as defined in the Senior Credit Agreement)) of all Senior Indebtedness after or concurrently with termination of all commitments to extend credit under the Senior Credit Agreement.

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means an “Event of Default” as defined in the Senior Credit Agreement.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means (a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC or any analogous provision under the PPSA, as may be applicable, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien under the Senior Loan Documents, the Indenture Documents, applicable law, in an Insolvency Proceeding or otherwise, including the election to retain Collateral in satisfaction of a Lien or the appointment of an interim receiver, receiver or receiver and manager over any Obligor or the Collateral, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set-off against, marshaling of, disposition of, or foreclosure on the Collateral or the Proceeds of Collateral, (d) the sale, conveyance, assignment, transfer, lease, license, or other disposition of all or any portion of the Collateral, by private or public sale, other disposition or any other means permissible under applicable law, (e) the solicitation of bids from third parties to conduct the liquidation of all or any portion of the Collateral, (f) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting or selling the Collateral, (g) the exercise of any other enforcement rights or secured creditor remedies relating to the Collateral (including the exercise of any voting rights relating to any Capital Stock and including any right of recoupment or set-off) whether under the Senior Loan Documents, the Indenture Documents, applicable law, in an Insolvency Proceeding or otherwise, and (h) the commencement of, or the joinder with any creditor in the commencement of, any Insolvency Proceeding against any Obligor.

“Governmental Authority” means any nation or government, any federal, provincial, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indenture” means the Original Indenture as amended, restated, supplemented, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, and any other agreement, instrument or other document extending the maturity of, consolidating, otherwise restructuring (including adding Subsidiaries or affiliates of any Obligor or any other Persons as parties thereto), renewing, replacing or refinancing all or any portion of the Notes Obligations or any commitment in connection therewith or all or any portion of the amounts owed under any other agreement, instrument or other document that itself is an Indenture hereunder and whether by the same or any other trustee, collateral agent or group of noteholders and whether or not increasing the amount of Notes Obligations that may be incurred thereunder.

“Indenture Documents” means the Indenture and the other Indenture Documents (as such term is defined in the Original Senior Credit Agreement), or any other security,

collateral, ancillary or other document entered into in connection with or related to any agreement, instrument or other document that is an Indenture, as such agreements, instruments or other documents may be amended, restated, supplemented, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Insolvency Statute.

“Insolvency Statute” means (a) the Bankruptcy Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the CCAA, (d) the Winding-up and Restructuring Act (Canada), (d) any other local, state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, recapitalization, arrangement of debt, or other similar relief, (e) any general corporate legislation in any relevant Canadian jurisdiction, in respect of any reorganization, recapitalization, arrangement of debt or other similar relief, and/or (f) any similar legislation in a relevant jurisdiction, in each case, as applicable and as in effect from time to time.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Noteholder Collateral Agent” means the Original Noteholder Collateral Agent, together with its successors, assigns and transferees, and any Person exercising substantially the same rights and powers under the Indenture or any other Indenture Document, or if there is no acting collateral agent under the Indenture or any other Indenture Document, the Noteholders holding a majority in principal amount of Notes Obligations then outstanding.

“Notes Obligations” means all obligations and all other amounts owing, due or secured under the terms of the Indenture or any other Indenture Document, including any and all amounts payable to the Noteholder Collateral Agent or any Noteholders, all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under any Indenture Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor or any other Person, or that would have accrued or become due under the terms of the Indenture Documents but for the effect of any Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in any Insolvency Proceeding).

“Noteholders” means the Original Noteholders and any other noteholders under any Indenture or Indenture Document.

“Obligor” means each of the Original Obligors and any other Person that now or hereafter is, or whose assets now or hereafter are, liable for all or any portion of the Senior Indebtedness.

“Payment Collateral” means all accounts, instruments, chattel paper, letters of credit, deposit accounts, securities accounts, and payment intangibles, together with all supporting obligations (as those terms are defined in the UCC), in each case, composing a portion of the Collateral.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Pledged Collateral” has the meaning set forth in Section 8.a.

“PPSA” means the Personal Property Security Act (British Columbia), or analogous statute in each province of Canada.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the UCC with respect to the Collateral, and (b) whatever is recoverable or recovered when Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Purchase Notice” has the meaning set forth in Section 9.a.

“Recovery” has the meaning set forth in Section 4.b.

“Senior Agent” means the Original Senior Agent, together with its successors, assigns, transferees and any Person that has a similar title (such as “Agent” “Administrative Agent” or “Collateral Agent”) under any Senior Credit Agreement.

“Senior Credit Agreement” means the Original Senior Credit Agreement as amended, restated, supplemented, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, and any other agreement, instrument or other document extending the maturity of, consolidating, otherwise restructuring (including adding Subsidiaries or affiliates of any Obligor or any other Persons as parties thereto), renewing, replacing or refinancing all or any portion of the Obligations as such term is defined in the Original Senior Credit Agreement or any commitment in connection therewith or all or any portion of the amounts owed under any other agreement, instrument or other document that itself is a Senior Credit Agreement hereunder and whether by the same or any other agent, lender, or group of lenders and whether or not increasing the amount of Senior Indebtedness that may be incurred thereunder.

“Senior Indebtedness” means all obligations (including all Bank Product Obligations) and all other amounts from time to time owing, due or secured under the terms of the Senior Credit Agreement or any other Senior Loan Document, including any and all amounts payable to the Senior Agent or any Senior Lender, all principal, premium (including any Applicable Prepayment Premium), interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations in respect of Letters of Credit, any obligation to post cash collateral in respect of letters of credit, Bank Product Obligations or indemnities in respect thereof, indemnities, guarantees, and all other amounts payable under any Senior Loan Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor or any other Person, or that would have accrued or become due under the terms of the Senior Loan Documents but for the effect of any Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in any Insolvency Proceeding).

“Senior Indebtedness Cap” means the result of (a) $50,000,000, plus (b) all Bank Product Obligations outstanding under the Senior Credit Agreement or any of the other Senior Loan Documents, plus (c) the aggregate amount of all Lender Group Expenses, plus (d) the aggregate amount of all accrued and unpaid interest on (and fees and premium (if any) attributable to) the outstanding Senior Indebtedness described in clauses (a), (b) and (c) above (including, in each case, all interest, fees, costs and charges accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Senior Loan Documents but for the effect of the Insolvency Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Senior Lenders” means the Original Senior Lenders and any other lenders under any Senior Credit Agreement or Senior Loan Documents.

“Senior Loan Documents” means the Senior Credit Agreement and the other Loan Documents (as such term is defined in the Original Senior Credit Agreement), or any other security, collateral, ancillary or other document entered into in connection with or related to any agreement, instrument or other document that is a Senior Credit Agreement, as such agreements, instruments or other documents may be amended, restated, supplemented, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time.

“Standstill Notice” means a written notice from the Noteholder Collateral Agent to the Senior Agent stating that an event of default under the Indenture has occurred and is continuing and that, as a consequence thereof, the Noteholder Collateral Agent or the Trustee has accelerated the Notes Obligations.

“Standstill Period” means the period commencing on the date upon which the Senior Agent receives the applicable Standstill Notice and ending on the earlier of (a) the date that is one hundred eighty (180) days after the date upon which the Senior Agent receives such Standstill Notice and (b) the date of the occurrence of the Discharge of Senior Indebtedness. The time period set forth above shall be tolled during the pendency of any Insolvency Proceeding of any Obligor or any other proceeding pursuant to which the Senior Agent is effectively stayed from enforcing its rights against the Collateral.

“Triggering Event” means (a) the acceleration of the Senior Indebtedness, (b) the Senior Agent’s Exercise of Secured Creditor Remedies with respect to all or a material portion of the Collateral, (c) a payment default under the Senior Credit Agreement that is not cured, or waived by the Senior Agent and the Senior Lenders, within 60 days of its occurrence, or (d) the commencement of an Insolvency Proceeding against any Obligor.

“UCC” means the Uniform Commercial Code as enacted and in effect from time to time in the State of New York, or the Uniform Commercial Code of the jurisdictions which govern the perfection of the security interest in the particular item of the Obligors’ property to which the definition is applied.

c. Terms Defined in the Original Senior Credit Agreement. Unless otherwise defined in this Agreement, any and all initially capitalized terms set forth in this Agreement shall have the meaning ascribed thereto in the Original Senior Credit Agreement.

d. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. All references to the Senior Agent or the Noteholder Collateral Agent refer to the Senior Agent or the Noteholder Collateral Agent, acting on behalf of itself and on behalf of all of the Senior Lenders or the Noteholders, respectively, and all actions taken, permitted to be taken or not permitted to be taken by the Senior Agent or the Noteholder Collateral Agent pursuant to this Agreement are meant to be taken, permitted to be taken or not permitted to be taken by itself and the Senior Lenders or Noteholders, respectively.

2. Subordination and Standstill.

a. Lien Subordination. Notwithstanding (i) the date, time, method, manner or order of grant, attachment, or perfection of any Liens granted to the Senior Agent (or any Senior Lender) or the Noteholder Collateral Agent (or any Noteholder) in respect of all or any portion of the Collateral, (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the Senior Agent (or any Senior Lender) or the Noteholder Collateral Agent (or any Noteholder) in any Collateral, (iii) any provision of the UCC, PPSA or any other applicable law, any of the Senior Loan Documents or the Indenture Documents, (iv) whether the Liens securing all or part of the Senior Indebtedness are valid, perfected, enforceable, void, avoidable, subordinated, disputed, or allowed, (v) the fact that any such Liens in favor of the Senior Agent (or any Senior Lender) securing the Senior Indebtedness are (A) subordinated to any Lien securing any obligation of any Obligor other than the Notes Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vi) any other circumstance whatsoever, the Senior Agent, on behalf of itself and the Senior Lenders, and the Noteholder Collateral Agent, on behalf of itself and the Noteholders, hereby agree that:

(1) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Noteholder Collateral Agent or any Noteholder that secures all or any portion of the Notes Obligations shall in all respects be junior and subordinate to all Liens granted to the Senior Agent and the Senior Lenders in the Collateral to secure all or any portion of the Senior Indebtedness, and

(2) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Senior Agent or any Senior Lender that secures all or any portion of the Senior Indebtedness shall in all respects be senior and prior to all Liens granted to the Noteholder Collateral Agent or any Noteholder in the Collateral to secure all or any portion of the Notes Obligations.

b. Remedies Standstill. Until the Discharge of Senior Indebtedness shall have occurred, without the prior written consent of the Senior Agent, neither the Noteholder Collateral Agent nor any Noteholder shall, at any time:

(i) Exercise Any Secured Creditor Remedies or exercise any other enforcement rights or remedies as against any Collateral,

(ii) commence, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative or otherwise, against any Collateral, or

(iii) possess any Collateral of any Obligor, send any notice to, or otherwise receive or accept any proceeds of the Collateral or seek to obtain payment directly from, any account debtor of any Obligor, exercise of any right under any cash management agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, sue for an attachment, an injunction, a keeper, a receiver or any other similar legal or equitable remedy, exercise any rights of set off or recoupment, or otherwise take any action whatsoever, directly or indirectly, against any Collateral;

provided that, notwithstanding the fact that the Discharge of Senior Indebtedness has not occurred, if an event of default under the Indenture has occurred and is continuing, the Noteholder Collateral Agent may exercise any of the rights or remedies or take any of the other actions described in clause (i), (ii) or (iii) above with respect to the Collateral after the passage of the applicable Standstill Period (it being understood that if at any time after the delivery of a Standstill Notice that commences a Standstill Period, no event of default under the Indenture is continuing, the Noteholder Collateral Agent may not exercise any of the rights or remedies or take any of the other actions described in clause (i), (ii) or (iii) above until the passage of a new Standstill Period commenced by a new Standstill Notice relative to the occurrence of a new event of default under the Indenture that had not occurred as of the date of the delivery of the earlier Standstill Notice); provided further, however, that in no event shall the Noteholder Collateral Agent or any Noteholder exercise any of the rights or remedies or take any of the other actions described in clause (i), (ii) or (iii) above with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the Senior Agent or the Senior Lenders shall have commenced prior to the expiration of the Standstill Period (or thereafter but prior to the commencement of any Exercise of Secured Creditor Remedies by the Noteholder Collateral Agent with respect to all or any material portion of the Collateral) and be diligently pursuing in good faith the Exercise of Secured Creditor Remedies with respect to all or any material portion of the Collateral.

Without limiting the generality of the foregoing, subject to the provisos above, until the Discharge of Senior Indebtedness shall have occurred, the sole right of the Noteholder Collateral Agent and the Noteholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Indenture Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Indebtedness shall have occurred.

c. Insurance. Until the Discharge of Senior Indebtedness shall have occurred, but subject to the provisos in Section 2.b., the Senior Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Obligors under the Senior Loan Documents, to adjust settlement for any insurance policy covering any Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting any Collateral. Until the Discharge of Senior Indebtedness shall have occurred, all proceeds of any such policy and any such award shall be paid to the Senior Agent for the benefit of the Senior Lenders to the extent required under the Senior Loan Documents and thereafter to the Noteholder Collateral Agent for the benefit of the Noteholders to the extent required under the Indenture Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. If the Noteholder Collateral Agent or any Noteholder shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Agent in accordance with the terms of Section 6.

d. Waiver of Right to Contest Indebtedness. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, hereby acknowledges and agrees that, so long as the Discharge of Senior Indebtedness has not occurred, subject to the provisos in Section 2.b., the Senior Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including rights of set off and rights to credit bid all or part of the Senior Indebtedness) and make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral, in each case, without any consultation with or consent of the Noteholder Collateral Agent or any Noteholder, and no covenant, agreement or restriction contained in the Indenture Documents or otherwise shall be deemed to restrict in any way the rights and remedies of the Senior Agent and the Senior Lenders with respect to the Collateral as set forth in this Agreement and the Senior Loan Documents. In addition, (i) the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that neither it nor any Noteholder shall, and the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives any right to take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the Senior Agent or any Senior Lender in any Collateral, the validity, priority, enforceability or allowance of any of the claims of the Senior Agent or any holder of

Senior Indebtedness against any Obligor or the validity or enforceability of this Agreement or any of the provisions hereof and (ii) the Senior Agent, for and on behalf of itself and the Senior Lenders, agrees that neither it nor any Senior Lender shall, and the Senior Agent, for and on behalf of itself and the Senior Lenders, waives any right to, take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority (subject to enforcement of the Lien subordination provisions in this Agreement), enforceability, or perfection of the Liens of the Noteholder Collateral Agent or any Noteholder in any Collateral, the validity, priority, enforceability or allowance of any of the claims of the Noteholder Collateral Agent or any holder of Notes Obligations against any Obligor or the validity or enforceability of this Agreement or any of the provisions hereof. Subject to the provisos in Section 2.b., the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that neither it nor any Noteholder shall take any action that could interfere with any Exercise of Secured Creditor Remedies by the Senior Agent or any Senior Lender under the Senior Loan Documents, including any public or private sale, lease, exchange, transfer, or other disposition of any Collateral, whether by foreclosure or otherwise. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives any and all rights it or any Noteholder may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the Senior Agent or any Senior Lender seeks to enforce the Liens in any Collateral (it being understood and agreed that the terms of this Agreement shall govern with respect to the Collateral even if any portion of the Liens securing all or any portion of the Senior Indebtedness are avoided, disallowed, set aside, or otherwise invalidated in any Insolvency Proceeding, judicial proceeding or otherwise). The Senior Agent shall provide reasonable prior written notice to the Noteholder Collateral Agent of its initial material Exercise of Secured Creditor Remedies, unless exigent circumstance exist, in which case the Senior Agent shall provide such notice reasonably contemporaneously with the such Exercise of Secured Creditor Remedies.

e. Acknowledgement of Liens. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, acknowledges and agrees that the Senior Agent, for the benefit of itself and the Senior Lenders, has been granted Liens upon all of the Collateral in which the Noteholder Collateral Agent has been granted Liens and the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, consents thereto. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that neither it nor any Noteholder shall obtain a Lien on any Collateral to secure all or any portion of the Notes Obligations unless, concurrently therewith, the Senior Agent obtains a Lien on such Collateral and the parties hereby agree that all such Liens are and will be subject to this Agreement. The Senior Agent, for and on behalf of itself and the Senior Lenders, acknowledges and agrees that the Noteholder Collateral Agent has been granted Liens upon certain of the Collateral in which the Senior Agent has been granted Liens and the Senior Agent consents thereto. The subordination of Liens and claims in respect of Collateral by the Noteholder Collateral Agent and the Noteholders in favor of the Senior Agent and the Senior Lenders shall not be deemed to subordinate the Noteholder Collateral Agent’s or any Noteholder’s Liens or claims in respect of Collateral to the Liens or claims in respect of Collateral of any other Person that is not a holder of Senior Indebtedness.

3. Release of Liens. In the event of any private or public sale or other disposition of all or any portion of the Collateral by or with the consent of the Senior Agent or the Senior Lenders at any time prior to the date upon which the Discharge of Senior Indebtedness shall have occurred constituting (a) a sale or other disposition of Collateral pursuant to an Exercise of Secured Creditor Remedies or a Default Disposition, (b) a sale or other disposition of Collateral permitted under the terms of the Senior Credit Agreement (whether or not an Event of Default has occurred and is continuing) and not prohibited by the terms of the Indenture Documents (other than any prohibition arising solely as the result of the existence of a default or an event of default under the Indenture Documents) or (c) a sale or other disposition of Collateral pursuant to an agreement between the Senior Agent and any Obligor to release the Senior Agent’s Lien on all or any portion of the Collateral, which release is not prohibited by the terms of the Indenture Documents (other than any prohibition arising solely as the result of the existence of a default or an event of default under the Indenture Documents), the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that such sale or disposition will be free and clear of the Liens securing the Notes Obligations and, if the sale or other disposition includes Equity Interests in any Obligor, the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, further agrees that the Noteholder Collateral Agent and the Noteholders shall release the entities whose Equity Interests are sold from all Notes Obligations so long as the Senior Agent and the Senior Lenders also release the entities whose Equity Interests are sold or disposed of from all Senior Indebtedness. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that, in connection with any such sale or other disposition, (i) the Noteholder Collateral Agent and the Noteholders shall execute any and all Lien releases or other agreements, instruments and other documents reasonably requested by the Senior Agent in connection with such sale or other disposition and (ii) the Senior Agent is authorized to file any and all UCC or PPSA Lien releases and/or terminations of the Liens held by the Noteholder Collateral Agent and/or any Noteholder in connection with such sale or other disposition. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, hereby irrevocably constitutes and appoints the Senior Agent and any officer or agent of the Senior Agent, with full power of substitution, as its and their true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Noteholder Collateral Agent and the Noteholders or in the Senior Agent’s own name, from time to time in the Senior Agent’s discretion, for the purpose of carrying out the terms of this Section 3, to take any and all appropriate action and to execute any and all agreements, instruments and other documents that may be necessary to accomplish the purposes of this Section 3, including any endorsements or other instruments of transfer or release.

4. Insolvency Proceeding.

a. Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the Senior Agent and the Noteholder Collateral Agent in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable by the Senior Agent and the Noteholder Collateral Agent as a subordination agreement within the meaning of any Insolvency Statute, including under Section 510 of the Bankruptcy Code. In the event that, in the circumstances contemplated by this Section 4.a, and notwithstanding the foregoing provisions of this Section 4.a, the Noteholder Collateral Agent or any Noteholder shall have received any payment or distribution from or in respect of any Collateral or Proceeds of Collateral (whether in cash, securities, assets, by setoff, or otherwise) that it is not entitled to receive under the provisions of this Agreement, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the Senior Agent in accordance with Section 6 of this Agreement.

b. Reinstatement. If the Senior Agent, any Senior Lender or any other holder of any Senior Indebtedness receives payment or property on account of any Senior Indebtedness, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or the estate or to any creditor or representative of any Obligor or any other Person (a “Recovery”), then the Senior Indebtedness shall be reinstated to the extent of such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement. All rights, interests, agreements, and obligations of the Senior Agent, the Senior Lenders, the Noteholder Collateral Agent and the Noteholders under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of any Insolvency Proceeding by or against any Obligor or any other Person and irrespective of any other circumstance which otherwise might constitute a defense available to or a discharge of any Obligor or any other Person in respect of the Senior Indebtedness. No priority or right of the Senior Agent, the Senior Lenders or any other holder of Senior Indebtedness shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Obligor or any other Person or by the noncompliance by any Obligor or any other Person with the terms, provisions, or covenants of the Senior Loan Documents or the Indenture Documents, regardless of any knowledge thereof which the Senior Agent, the Senior Lenders or any holder of Senior Indebtedness may have.

c. DIP Financing. If any Obligor shall be subject to any Insolvency Proceeding and the Senior Agent shall desire to permit the use of cash collateral or to permit any such Obligor to obtain financing (collectively, “DIP Financing”) under any Insolvency Statute, including Section 363 or Section 364 of the Bankruptcy Code, to be secured by all or any portion of the Collateral, then the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that neither it nor any Noteholder shall raise any objection to such DIP Financing or request adequate protection (other than adequate protection consisting of a Lien that is subordinated to the Lien of the Senior Agent and the Senior Lenders and/or to the Lien of the provider of such DIP Financing at least to the same extent set forth in this Agreement) or any other relief in connection with its or their interest in any such Collateral and waives any right the Noteholder Collateral Agent or any Noteholder may otherwise have to adequate protection of its interest in the Collateral; provided that (i) the principal amount of any such DIP Financing plus the outstanding principal amount of other Senior Indebtedness does not exceed the sum of (A) the Senior Indebtedness Cap plus (B) $5,000,000, and (ii) such DIP Financing shall not compel any Obligor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documents for such DIP Financing, except that such DIP Financing may (A) provide that the plan of reorganization require the Discharge of Senior Indebtedness and (B) require such Obligor to seek confirmation of a plan of reorganization acceptable to the Senior Agent and the Senior Lenders or the lenders providing such DIP Financing and contain milestones relating to such plan of reorganization. To the extent that the Liens securing the Senior Indebtedness are discharged, subordinated to, or pari passu with such DIP Financing, the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that the Liens of the Noteholder Collateral Agent (or any Noteholder) in the Collateral shall be subordinated to the liens securing such DIP Financing (and all obligations relating thereto) to the same extent and upon the terms and conditions specified in this Agreement.

d. Other Waivers. Until the Discharge of Senior Indebtedness has occurred, without the Senior Agent’s written consent to the contrary, the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that neither it nor any Noteholder shall (i) seek relief from the automatic stay of or stay of proceedings imposed pursuant to any Insolvency Statute, including Section 362 of the Bankruptcy Code, in respect of any portion of the Collateral, (ii) propose any plan of reorganization, file any motion or pleading in support of any motion or plan, or vote in favor of a plan that is not supported by the Senior Agent and the Senior Lenders (unless such plan provides for the Discharge of Senior Indebtedness) or that would challenge the enforceability of the Senior Indebtedness or the Liens securing same, (iii) directly or indirectly oppose any relief requested or supported by the Senior Agent in connection with any sale or other disposition of Collateral (or any bid procedures with respect thereto) free and clear of the Noteholder Collateral Agent’s (or any Noteholder’s) Liens on the assets subject to such sale or disposition of Collateral under any Insolvency Statute, including Section 363(f) of the Bankruptcy Code (it being acknowledged that the Liens of the Noteholder Collateral Agent shall attach to the proceeds of such sale or disposition to the extent that such proceeds are not applied to the Senior Indebtedness), or (iv) object to any professional expense or other similar carve-out agreed to by the Senior Agent. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives any claim it or any Noteholder may now or hereafter have against the Senior Agent or any Senior Lender arising out of the election of the Senior Agent or any Senior Lender, in any case instituted under the Bankruptcy Code (or any similar provision under any other Insolvency Statute), of the application of Section 1111(b)(2) of the Bankruptcy Code (or any similar provision under any other Insolvency Statute).

e. Adequate Protection.

(i) In any Insolvency Proceeding involving an Obligor, the Noteholder Collateral Agent agrees, for and on behalf of itself and the Noteholders that neither it nor any Noteholder shall contest (or support any other person contesting):

(A) any request by the Senior Agent or any Senior Lender for adequate protection; or

(B) any objection by the Senior Agent or any Senior Lender to any motion, relief, action, or proceeding based on the Senior Agent or any Senior Lender claiming a lack of adequate protection.

(ii) In any Insolvency Proceeding involving an Obligor:

(A) if the Senior Agent or any Senior Lender is granted adequate protection in the form of a replacement Lien on existing or future assets of the Obligors in connection with any DIP Financing or use of Cash Collateral, then Senior Agent, for and on behalf of itself and the Senior Lenders, agrees that the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, shall also be entitled to seek, without objection from the Senior Agent or any Senior Lender, adequate protection in the form of a replacement Lien on such existing or future assets of the Obligors, which replacement Lien, if obtained, shall be subordinate to the Liens securing the Senior Indebtedness (including those under a DIP Financing) on the same basis as the other Liens securing the Notes Obligations are subordinate to the Liens securing Senior Indebtedness under this Agreement;

(B) if the Noteholder Collateral Agent or any Noteholder is granted adequate protection in the form of a replacement Lien on existing or future assets of the Obligors, then the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that the Senior Agent, for and on behalf of itself and the Senior Lenders, shall also be entitled to seek, without objection from the Noteholder Collateral Agent or any Noteholder, a senior adequate protection Lien on existing or future assets of the Obligors as security for the Senior Obligations and that any adequate protection Lien on such existing or future assets securing the Notes Obligations shall be subordinated to the Lien on such assets securing the Senior Indebtedness on the same basis as the other Liens securing the Notes Obligations are subordinated to the Liens securing Senior Indebtedness under this Agreement;

(C) if the Senior Agent or any Senior Lender is granted adequate protection in the form of an expense of administration claim in connection with any DIP Financing or use of cash collateral, then the Senior Agent, for and on behalf of itself and the Senior Lenders, agrees that the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, shall also be entitled to seek, without objection from the Senior Agent or any Senior Lender, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, shall (1) be subordinate to the administration claim of the Senior Agent and the Senior Lenders and (2) be deemed to be proceeds of Collateral (it being understood and agreed that the Noteholder Collateral Agent and the Noteholders shall be deemed to have agreed pursuant to Section 1129(a)(9) of the Bankruptcy Code that such administration claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims);

(D) if the Noteholder Collateral Agent or any Noteholder is granted adequate protection in the form of an expense of administration claim, then the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that the Senior Agent, for and on behalf of itself and the Senior Lenders, shall also be entitled to seek, without objection from the Noteholder Collateral Agent or any Noteholder, adequate protection in the form of an expense of administration claim, which administration claim, if obtained, shall be senior to the administration claim of the Noteholder Collateral Agent and any Noteholder, as applicable; and

(E) if the Senior Agent or any Senior Lender is granted adequate protection in the form of periodic cash payments of interest and payments of out-of-pocket expenses in respect of the Senior Indebtedness, then the Senior Agent agrees that

Noteholder Collateral Agent may seek adequate protection with respect to its and the Noteholders’ rights in the Collateral in the form of periodic cash payments in an amount not exceeding interest at the non-default contract rate and/or payment of reasonable out-of-pocket expenses (it being understood and agreed that (1) the Senior Agent and the Senior Lenders shall not be deemed to have consented to, and expressly retain their rights to object to, the payment of any such adequate protection and (2) neither the Noteholder Collateral Agent nor any Noteholder shall seek any other adequate protection in the form of cash payments with respect to its rights in the Collateral without the consent of the Senior Agent).

(iii) Neither the Noteholder Collateral Agent nor any Noteholder shall, without the Senior Agent’s prior written consent, object to, oppose, take any action or vote in any way so as to directly or indirectly challenge or contest (A) any claim by the Senior Agent or any Senior Lender for allowance in any Insolvency Proceeding of Senior Indebtedness consisting of post-petition interest, fees, or expenses, (B) the validity or the enforceability of the Senior Credit Agreement, the other Senior Loan Documents or the Liens granted to the Senior Agent and the Senior Lenders with respect to the Senior Indebtedness or (C) the rights and duties of the Senior Agent and the Senior Lenders established in the Senior Credit Agreement or any other Senior Loan Document to the extent such rights and duties are not, and/or have not been exercised in a manner, prohibited by any of the terms of this Agreement.

(iv) Neither the Senior Agent nor any Senior Lender shall, without the Noteholder Collateral Agent’s prior written consent, object to, oppose, take any action or vote in any way so as to directly or indirectly challenge or contest (A) the validity or the enforceability of the Indenture, the other Indenture Documents or the Liens granted to the Noteholder Collateral Agent and the Noteholders with respect to the Notes Obligations (except as otherwise provided in this Agreement) or (B) the rights and duties of the Noteholder Collateral Agent and the Noteholders established in the Indenture or any other Indenture Document to the extent such rights and duties are not, and/or have not been exercised in a manner, prohibited by any of the terms of this Agreement.

f. No Waiver. Subject to Section 4.e, nothing contained herein shall prohibit or in any way limit the Senior Agent or any Senior Lender from objecting in any Insolvency Proceeding or otherwise to any action taken by the Noteholder Collateral Agent or any Noteholder, including (i) the seeking by the Noteholder Collateral Agent or any Noteholder of adequate protection or (ii) the asserting by the Noteholder Collateral Agent or any Noteholder of any of its rights and remedies under the Indenture Documents or otherwise, in each case, in contravention of this Agreement.

g. Rights As Unsecured Creditors. Except as set forth in Section 2 and this Section 4, the Noteholder Collateral Agent and the Noteholders may exercise rights and remedies as unsecured creditors against any Obligor in accordance with the terms of the Indenture Documents and applicable law; provided, however, that in the event that the Noteholder Collateral Agent or any Noteholder becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Notes Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Notes Obligations. Nothing in this Agreement modifies any rights or remedies the Senior Agent or any of the Senior Lenders may have with respect to the Collateral.

5. Modifications of Indebtedness.

a. Amendments to the Senior Loan Documents and the Indenture Documents.

(i) Senior Indebtedness. All Senior Indebtedness at any time incurred by any Obligor shall be deemed to have been incurred, and all Senior Indebtedness held by any Senior Lender or other holder of Senior Indebtedness shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and, to the extent not otherwise required herein, the Noteholder Collateral Agent for and on behalf of itself and the Noteholders, waives notice of acceptance, or proof of reliance, by the Senior Agent, the Senior Lenders or any other holder of Senior Indebtedness of this Agreement, and notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Indebtedness. Nothing contained in this Agreement shall preclude the Senior Agent, the Senior Lenders or any holder of Senior Indebtedness from discontinuing the extension of credit to any Obligor (whether under the Senior Credit Agreement or otherwise) or from taking (without notice to the Noteholder Collateral Agent, any Noteholder, any Obligor, or any other Person) any other action in respect of the Senior Indebtedness or the Collateral which the Senior Agent, such Senior Lender or such holder is otherwise entitled to take with respect to the Senior Indebtedness or the Collateral. Anything in the Indenture Documents to the contrary notwithstanding, the Senior Agent and the Senior Lenders shall have the right, without notice to or consent from the Noteholder Collateral Agent or any Noteholder, to amend, supplement or modify the Senior Indebtedness, in any manner whatsoever, including any renewals, extensions or shortening of time of payments (even if such shortening causes any Senior Indebtedness to be due on demand or otherwise) and any increase in the amount of the Senior Indebtedness, and the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, consents and agrees to any such amendment, supplement or modification; provided that the Senior Agent and the Senior Lenders shall not, without the prior written consent of the Noteholder Collateral Agent, amend, supplement or modify the Senior Loan Documents in a manner that would permit the outstanding principal amount of the loans under the Senior Loan Documents plus the amount of outstanding undrawn Letters of Credit under the Senior Loan Documents to exceed the Senior Indebtedness Cap. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives notice of any such amendment, supplement, or modification, and agrees that no such amendment, supplement, or modification shall affect, release, or impair the subordinations or any other obligations of the Noteholder Collateral Agent and/or the Noteholders contained herein.

(ii) Notes Obligations. All Notes Obligations at any time incurred by any Obligor shall be deemed to have been incurred, and all Notes Obligations held by any Noteholder or other holder of Notes Obligations shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and, to the extent not otherwise required herein, the Senior Agent, for and on behalf of itself and the Senior Lenders, waives notice of acceptance, or proof of reliance, by the Noteholder Collateral Agent, the Noteholders or any other holder of Notes Obligations of this Agreement. Without the prior written consent of the Senior Agent, the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees not to amend, restate, supplement or modify, in whole or in part, any terms or provisions of any Indenture Document in a manner inconsistent with this Agreement or any Senior Loan Document. In the event the Senior Agent and the Senior Lenders enter into any amendment, waiver or consent in respect of any Senior Loan Document that creates a Lien in Collateral for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, such Senior Loan Document or changing in any manner the rights of the Senior Agent, any of the Senior Lenders or any Obligor thereunder, in each case, with respect to such Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Indenture Document without the consent of the Noteholder Collateral Agent or the Noteholders and without any action by the Noteholder Collateral Agent, any Noteholder or any Obligor; provided that (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of such Comparable Indenture Document, except to the extent that a release of such Lien is permitted by Section 3 and (B) notice of such amendment, waiver or consent shall have been given to the Noteholder Collateral Agent.

b. Notice of Acceptance and Other Waivers.

(i) (A) To the fullest extent permitted by applicable law, the Noteholder Collateral Agent, for and on behalf of itself and each Noteholder, waives: (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under the Senior Credit Agreement, or the creation or existence of any Senior Indebtedness; (3) notice of the amount of the Senior Indebtedness; (4) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the Noteholder Collateral Agent’s or any Noteholder’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Senior Loan Documents; (6) notice of any Default or Event of Default under the Senior Loan Documents or otherwise relating to the Senior Indebtedness; and (7) all other notices (except if such notice is specifically required to be given to the Noteholder Collateral Agent and/or the Noteholders under this Agreement) and demands to which the Noteholder Collateral Agent or any Noteholder might otherwise be entitled.

(B) To the fullest extent permitted by applicable law, the Senior Agent, for and on behalf of itself and each Senior Lender, waives: (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under the Indenture, or the creation or existence of any Notes Obligations; (3) notice of the amount of the Notes Obligations; (4) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the Senior Agent’s or any Senior Lender’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Indenture Documents; (6) notice of any default or event of default under the Indenture Documents or otherwise relating to the Notes Obligations; and (7) all other notices (except if such notice is specifically required to be given to the Senior Agent and/or the Senior Lenders under this Agreement) and demands to which the Senior Agent or any Senior Lender might otherwise be entitled.

(ii) To the fullest extent permitted by applicable law, (A) the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives the right by statute or otherwise to require the Senior Agent, any Senior Lender or any holder of Senior Indebtedness to institute suit against any Obligor or to exhaust any rights and remedies which the Senior Agent, any Senior Lender or any holder of Senior Indebtedness has or may have against any Obligor and (B) the Senior Agent, for and on behalf of itself and the Senior Lenders, waives the right by statute or otherwise to require the Noteholder Collateral Agent, any Noteholder or any holder of Notes Obligations to institute suit against any Obligor or to exhaust any rights and remedies which the Noteholder Collateral Agent, any Noteholder or any holder of Notes Obligations has or may have against any Obligor. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, further waives any defense arising by reason of any disability or other defense (other than the defense that the Discharge of Senior Indebtedness has occurred (subject to the provisions of Section 4.b)) of any Obligor or by reason of the cessation from any cause whatsoever of the liability of such Obligor in respect thereof.

(iii) (A) To the fullest extent permitted by applicable law, the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives: (1) any rights to assert against the Senior Agent, the Senior Lenders or any other holder of Senior Indebtedness any defense (legal or equitable), set-off, counterclaim, or claim which the Noteholder Collateral Agent or any Noteholder may now or at any time hereafter have against any Obligor or any other Person liable to the Senior Agent, the Senior Lenders or any other holder of Senior Indebtedness; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Indebtedness, any Notes Obligations or any security for either; (3) any defense arising by reason of any claim or defense based upon an election of remedies by the Senior Agent, the Senior Lenders or any other holder of Senior Indebtedness; and (4) the benefit of any statute of limitations affecting the Noteholder Collateral Agent’s or any Noteholder’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Senior Indebtedness shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Noteholder Collateral Agent ‘s and/or any Noteholder’s obligations hereunder.

(B) To the fullest extent permitted by applicable law, the Senior Agent, for and on behalf of itself and the Senior Lenders, waives: (1) any rights to assert against the Noteholder Collateral Agent, the Noteholders or any other holder of Notes Obligations any defense (legal or equitable), set-off, counterclaim, or claim which the Senior Agent or any Senior Lender may now or at any time hereafter have against any Obligor or any other Person liable to the Noteholder Collateral Agent, the Noteholders or any other holder of Notes Obligations (other than pursuant to this Agreement); (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Senior Indebtedness, any Notes Obligations or any security for either (other than pursuant to this Agreement); (3) any defense arising by reason of any claim or defense based upon an election of remedies by the Noteholder Collateral Agent, the Noteholders or any other holder of Notes Obligations that is permitted by this Agreement; and (4) the benefit of any statute of limitations affecting the Senior Agent’s or any Senior Lender’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Notes Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Senior Agent ‘s and/or any Senior Lender’s obligations hereunder.

(iv) Until such time as the Discharge of Senior Indebtedness shall have occurred, the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives and postpones (A) any right of subrogation it or any Noteholder has or may have as against any Obligor with respect to any Senior Indebtedness; and (B) any right to proceed against any Obligor or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to any Senior Indebtedness.

(v) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, THE INDENTURE OR ANY OTHER INDENTURE DOCUMENT, THE NOTEHOLDER COLLATERAL AGENT, FOR AND ON BEHALF OF ITSELF AND THE NOTEHOLDERS, WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE SENIOR AGENT, THE SENIOR LENDERS OR ANY OTHER HOLDER OF SENIOR INDEBTEDNESS, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED THE NOTEHOLDER COLLATERAL AGENT’S AND/OR ANY NOTEHOLDER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST ANY OBLIGOR BY THE OPERATION OF ANY APPLICABLE LAW.

(vi) None of the Senior Agent, any Senior Lender or any other holder of Senior Indebtedness or any of their respective affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds of Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds of Collateral or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof. If the Senior Agent or any Senior Lender honors (or fails to honor) a request by the Obligors for an extension of credit pursuant to the Senior Credit Agreement or any of the other Senior Loan Documents, whether the Senior Agent or any Senior Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Indenture Documents or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the Senior Agent or any Senior Lender otherwise should exercise any of its contractual rights or remedies under the Senior Loan Documents (subject to the express terms and conditions hereof), neither the Senior Agent nor any Senior Lender shall have any liability whatsoever to the Noteholder Collateral Agent or any Noteholder as a result of such action, omission, or exercise. The Senior Agent and the Senior Lenders will be entitled to manage and supervise their loans and extensions of credit under the Senior Loan Documents as the Senior Agent and the Senior Lenders may, in their sole discretion, deem appropriate, and the Senior Agent, each Senior Lender and each other holder of Senior Indebtedness may manage their loans and extensions of credit without regard to any rights or interests that the Noteholder Collateral Agent or any Noteholder may have in the Collateral or otherwise except as otherwise expressly set forth in this Agreement. The Noteholder Collateral Agent, for and on behalf of itself and each Noteholder, agrees that none of the Senior Agent, any Senior Lender or any other holder of Senior Indebtedness shall incur any liability as a result of a sale, lease, license, application or other disposition of all or any portion of the Collateral or any part or Proceeds thereof conducted in accordance with applicable law. The Senior Agent, each Senior Lender and each holder of Senior Indebtedness may, from time to time, enter into agreements and settlements with any Obligor as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including substituting Collateral, releasing any Lien and releasing any Obligor. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, waives any and all rights it may have to require the Senior Agent, any Senior Lender or any holder of Senior Indebtedness to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

6. Payments Received by Noteholder Collateral Agent and/or any Noteholder. If at any time prior to the date upon which the Discharge of Senior Indebtedness shall have occurred, the Noteholder Collateral Agent or any Noteholder receives any payment, distribution, or proceeds in respect of Collateral or Proceeds of Collateral as a result of an Exercise of Secured Creditor Remedies or otherwise contrary to the provisions of this Agreement, the Noteholder Collateral Agent and/or such Noteholder shall be deemed to receive and hold the same in trust as trustee for the benefit of the Senior Agent and the Senior Lenders and shall forthwith deliver such payment, distribution, or proceeds to the Senior Agent in precisely the form received (except for the endorsement or assignment by the Noteholder Collateral Agent or any Noteholder where necessary), for application on any of the Senior Indebtedness, whether then due or yet to become due. In the event of the failure of the Noteholder Collateral Agent or any Noteholder to make any such endorsement or assignment to the Senior Agent, the Senior Agent and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment and the Noteholder Collateral Agent, for and on behalf of itself and each Noteholder, irrevocably appoints the Senior Agent as its and each Noteholder’s lawful attorney in fact for the purpose of enabling the Senior Agent to make such endorsement or assignment in the name of the Noteholder Collateral Agent or any Noteholder.

7. Application of Proceeds.

a. Nature of Senior Indebtedness. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, expressly acknowledges and agrees that no application of any Payment Collateral or Cash Collateral by the Senior Agent or the release of any Lien by the Senior Agent upon any portion of the Collateral in connection with a disposition of assets pursuant to Section 6.4 of the Original Senior Credit Agreement shall constitute an Exercise of Secured Creditor Remedies under this Agreement.

b. Application of Proceeds of Collateral. All Collateral and all Proceeds of Collateral received by the Senior Agent, the Senior Lenders, the Noteholder Collateral Agent or the Noteholders in connection with any Exercise of Secured Creditor Remedies shall be applied:

first, to the payment of costs and expenses of the Senior Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the Senior Indebtedness in accordance with the Senior Loan Documents until the Discharge of Senior Indebtedness shall have occurred,

third, to the payment of the Notes Obligations in accordance with the Indenture Documents, and fourth, to the Obligors or to whosoever may be lawfully entitled to receive the same or as court of competent jurisdiction may direct.

c. Senior Indebtedness Unconditional. All rights of the Senior Agent hereunder, and all agreements and obligations of the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, and the Obligors (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Senior Loan Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Indebtedness, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Loan Document;

(iii) prior to the Discharge of Senior Indebtedness, any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Senior Indebtedness or any guarantee or guaranty thereof; or

(iv) any exercise or delay in or refrain from exercising any right or remedy, any election of remedies, any taking or failure to take any Liens or additional Liens, as well as any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the Senior Indebtedness, or of the Noteholder Collateral Agent, any Noteholder or any Obligor (to the extent applicable) in respect of this Agreement.

d. Notes Obligations Unconditional. Subject to compliance with the terms of this Agreement, all rights of the Noteholder Collateral Agent hereunder, and all agreements and obligations of the Senior Agent, the Senior Lenders and the Obligors (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Indenture Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Notes Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Indenture Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Notes Obligations or any guarantee or guaranty thereof; or

(iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the Notes Obligations, or of the Senior Agent, any Senior Lender or any Obligor (to the extent applicable) in respect of this Agreement.

8. Bailee for Perfection.

a. The Senior Agent and the Noteholder Collateral Agent each agree to hold or control that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC, PPSA, or other applicable law (such Collateral being referred to as the “Pledged Collateral”), as bailee and as a non-fiduciary agent for the Noteholder Collateral Agent and the Senior Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the Lien granted under the Indenture Documents or the Senior Loan Documents, as applicable, subject to the terms and conditions of this Section 8. Until the Discharge of Senior Indebtedness shall have occurred, the Noteholder Collateral Agent agrees to promptly notify the Senior Agent of any Pledged Collateral held by it or by any Noteholder of which the Noteholder Collateral Agent has actual knowledge, and, immediately upon the request of the Senior Agent at any time prior to the Discharge of Senior Indebtedness, the Noteholder Collateral Agent agrees to deliver to the Senior Agent any such Pledged Collateral held by it or by any Noteholder, together with any necessary endorsements (or otherwise allow the Senior Agent to obtain control of such Pledged Collateral).

b. The Senior Agent shall have no obligation whatsoever to the Noteholder Collateral Agent or any Noteholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any person except as expressly set forth in this Section 8. The duties or responsibilities of the Senior Agent under this Section 8 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 8 and delivering the Pledged Collateral upon a Discharge of Senior Indebtedness as provided in this Section 8. The Noteholder Collateral Agent shall have no obligation whatsoever to the Senior Agent or any Senior Lender to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any person except as expressly set forth in this Section 8. The duties or responsibilities of the Noteholder Collateral Agent under this Section 8 shall be limited solely to holding or controlling the Pledged Collateral as bailee and agent in accordance with this Section 8.

c. The Senior Agent acting pursuant to this Section 8 shall not have by reason of the Senior Loan Documents, the Indenture Documents, or this Agreement a fiduciary relationship in respect of the Noteholder Collateral Agent or any Noteholder. The Noteholder Collateral Agent acting pursuant to this Section 8 shall not have by reason of the Senior Loan Documents, the Indenture Documents, or this Agreement a fiduciary relationship in respect of the Senior Agent or any Senior Lender.

d. Upon the Discharge of Senior Indebtedness, the Senior Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Noteholder Collateral Agent to the extent any Notes Obligations remain outstanding as confirmed in writing by the Noteholder Collateral Agent, and, to the extent that the Noteholder

Collateral Agent confirms no Notes Obligations remain outstanding, second, to the Obligors (in each case, so as to allow such person to obtain possession or control of such Pledged Collateral).

9. Purchase Option.

a. Upon the occurrence and during the continuation of a Triggering Event, any one or more of the Noteholders (acting in their individual capacity or through one or more affiliates) shall have the right, but not the obligation (each Noteholder having a ratable right to make the purchase, with each Noteholder’s right to purchase being automatically proportionately increased by the amount not purchased by another Noteholder), by giving a written notice from such Noteholders (a “Purchase Notice”) to the Senior Agent, for the benefit of the Senior Lenders, within 5 Business Days after the first occurrence of a Triggering Event, to acquire from the Senior Lenders all (but not less than all) of the right, title, and interest of the Senior Lenders in and to the Senior Indebtedness and the Senior Loan Documents. Any Purchase Notice, if given, shall be irrevocable.

b. On the date specified by the applicable Noteholder(s) in the Purchase Notice (which shall be within 5 Business Days after the delivery of the Purchase Notice to the Senior Agent), the Senior Lenders shall sell to the purchasing Noteholders and the purchasing Noteholders shall purchase from the Senior Lenders, the Senior Indebtedness.

c. On the date of such purchase and sale, the purchasing Noteholders shall (i) pay to the Senior Agent, for the benefit of the Senior Lenders, as the purchase price therefor the full amount of all the Senior Indebtedness (other than Senior Indebtedness cash collateralized in accordance with clause (c)(ii) below) then outstanding and unpaid, (ii) provide Bank Product Collateralization (as defined in the Senior Credit Agreement) in respect of all Bank Product Obligations then outstanding, and (iii) reimburse the Senior Agent and the Senior Lenders for all expenses to the extent earned or due and payable in accordance with the Senior Loan Documents (including the reimbursement of extraordinary expenses, financial examination expenses, and appraisal fees). Such purchase price and Bank Product Collateralization shall be remitted by wire transfer in federal funds to such bank account of the Senior Agent as the Senior Agent may designate in writing to the Noteholders that delivered the Purchase Notice for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the purchasing Noteholders to the bank account designated by the Senior Agent are received in such bank account prior to 2:00 p.m., New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the purchasing Noteholders to the bank account designated by the Senior Agent are received in such bank account later than 2:00 p.m., New York City time.

d. Such purchase shall be expressly made without representation or warranty of any kind by the Senior Agent and Senior Lenders as to the Senior Indebtedness so purchased or otherwise and without recourse to the Senior Agent or any Senior Lender, except that each Senior Lender shall represent and warrant that: (i) the amount quoted by such Senior Lender as its portion of the purchase price represents the amount shown as owing with respect to the claims transferred as reflected on its books and records, (ii) it owns, or has the right to transfer to the purchasing Noteholders, the rights being transferred, and (iii) such transfer will be free and clear of Liens. Such purchase shall be documented pursuant to (A) in the case of any Senior

Indebtedness arising under the Senior Credit Agreement, an assignment and assumption agreement which shall be substantially in the form of Exhibit A-1 to the Senior Credit Agreement as in effect on the date hereof and (B) in the case of any other Senior Indebtedness, such assignment and assumption agreements as may be reasonably agreed to by the Senior Lenders and the Noteholders at the time of such purchase and sale.

e. In the event that any one or more of the Noteholders exercises and consummates the purchase option set forth in this Section 9, (i) the Senior Agent shall have the right, but not the obligation, to immediately resign under the Senior Credit Agreement, and (ii) the purchasing Noteholders shall have the right, but not the obligation, to require the Senior Agent to immediately resign under the Senior Credit Agreement and appoint a successor Senior Agent. Upon the appointment by the purchasing Noteholders of a successor Senior Agent, the Senior Agent agrees that it will, at the sole cost and expense of such successor Senior Agent, and without any recourse, representation or warranty, take such action as such successor Senior Agent may reasonably request to transfer the Collateral to such successor Senior Agent.

f. In the event that either (i) a Purchase Notice is not received within the time period set forth in Section 9.a above or (ii) the purchasing Noteholders do not purchase from the Senior Lenders the Senior Indebtedness within the time period set forth in Section 9.b above, then (A) any Purchase Notice, if given, shall be void and (B) the purchase option set forth in this Section 9 shall expire and the Senior Agent and the Senior Lenders shall have no further obligation to the Noteholder Collateral Agent or any Noteholder under this Section 9.

10. Representations. The Senior Agent represents and warrants to the Noteholder Collateral Agent that it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Senior Lenders. The Noteholder Collateral Agent represents and warrants to the Senior Agent that it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Noteholders.

11. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any party hereto shall be effective unless it is in a written agreement executed by the Noteholder Collateral Agent and the Senior Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. Instrument Legends. The Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, agrees that the face of each Indenture Document and any other instrument evidencing any of the Notes Obligations or any portion thereof or any security therefor executed or delivered on or after the date hereof shall be inscribed with a legend conspicuously indicating that Liens granted therefor are subordinated to the claims and Liens of the Senior Agent pursuant to the terms of this Agreement, and copies thereof shall be delivered to the Senior Agent.

13. Additional Remedies. If any party hereto, or any Senior Lender or any Noteholder, as applicable, violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise, the other party, on behalf of the Senior Lenders (in the case of the Senior Agent) or the Noteholders (in the case of the Noteholder Collateral Agent)

may restrain such violation in any court of law and may, in its own or in any Obligor’s name, interpose this Agreement as a defense in any such action. Upon the written request of any party hereto, the other party will promptly take all actions which the requesting party believes appropriate to carry out the purposes and provisions of this Agreement.

14. Information Concerning Financial Condition. Each of the Senior Agent and the Noteholder Collateral Agent, for and on behalf of itself and the Senior Lenders and the Noteholders, respectively, (a) assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Senior Indebtedness or the Notes Obligations, and (b) agrees that no party has and shall have a duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Senior Agent or the Noteholder Collateral Agent, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to such other party to this Agreement, it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, it wishes to maintain confidential.

15. No Warranties or Liability. The Senior Agent and the Noteholder Collateral Agent, for and on behalf of itself and the Senior Lenders and Noteholders, respectively, acknowledge and agree that neither has made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Senior Indebtedness or the Notes Obligations or any liens or security interests held in connection therewith.

16. Third Party Beneficiaries. This Agreement is solely for the benefit of the Senior Agent, the Senior Lenders, the Noteholder Collateral Agent and the Noteholders and their respective successors and assigns, and neither any Obligor nor any other Person is intended to be a third party beneficiary hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. The Senior Agent and the Noteholder Collateral Agent shall have the right to modify or terminate this Agreement at any time without notice to or approval of any Obligor or any other Person.

17. No Impairment. Nothing in this Agreement is intended to or shall impair, as between the Obligors and the Noteholders, the obligation of the Obligors, which is absolute and unconditional, to pay the Notes Obligations as and when the same shall become due and payable in accordance with their terms, or affect the relative rights of the Noteholders and creditors of the Obligors other than the Senior Agent and the Senior Lenders.

18. Subrogation. Solely after the Discharge of Senior Indebtedness shall have occurred, the Noteholder Collateral Agent and/or the Noteholders shall be subrogated to the rights of the Senior Agent and the Senior Lenders to the extent that distributions otherwise payable to the Noteholder Collateral Agent and/or the Noteholders have been applied to the payment of the Senior Indebtedness in accordance with the provisions of this Agreement, it being understood that the provisions of this Agreement are, and are intended solely, for the purposes of defining the rights of the Noteholder Collateral Agent and the Noteholders, on the one hand, and the Senior Agent and the Senior Lenders, on the other hand. The Senior Agent and the Senior Lenders shall have no obligation or duty to protect the Noteholder Collateral

Agent’s or any Noteholder’s rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the Senior Agent, the Senior Lenders or any other holder of Senior Indebtedness be liable for any loss to, or impairment of, any subrogation rights held by the Noteholder Collateral Agent and/or any Noteholder.

19. Notices. All demands, notices, and other communications provided for hereunder shall be in writing and, if to the Noteholder Collateral Agent, mailed or sent by telecopy or delivered to it, addressed to it as follows:

DEUTSCHE BANK NATIONAL TRUST COMPANY

Corporate Trust & Agency Services

222 South Riverside Plaza, 25th Floor

Chicago, IL 60606

Attn: Kathy Cokic, Vice President

Fax No.: 312-537-1159

With a copy to:

FOLEY & LARDNER LLP

321 North Clark Street, Suite 2800

Chicago, Illinois 60654-5313

Attention: Mark Hebbeln

Fax No.: 312-832-4700

and if to the Senior Agent, mailed or sent by telecopy or delivered to it, addressed to it as follows:

WELLS FARGO CAPITAL FINANCE, LLC

1100 Abernathy Road, Suite 1600

Atlanta, GA 30328

Attn: Business Finance Manager

Fax No.: 770-804-0785

with a copy to:

SCHULTE ROTH & ZABEL LLP

919 Third Avenue

New York, NY 10022

Attn: Michael M. Mezzacappa

Fax No.: 212-593-5955

or as to any party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 19. All such demands, notices and other communications shall be effective, when mailed, three Business Days after deposit in the mails, postage prepaid, when sent by telecopy, when receipt is acknowledged by the receiving telecopy equipment (or at the opening of the next Business Day if receipt is after normal business hours), or when delivered, as the case may be, addressed as aforesaid.

20. Consent to Jurisdiction; Waiver of Jury Trial and Other Waivers. Each of the parties hereto consents to the exclusive jurisdiction of any state or federal court located within the County of New York, State of New York; provided, however, that any suit seeking enforcement of the priorities set forth herein against any Collateral or other property may be brought, at the Senior Agent’s option, in the courts of any jurisdiction where the Senior Agent elects to bring such action or where such Collateral or other property may be found. Each of the parties hereto waives personal service of any and all process upon it, and consents that all service of process be made in the manner set forth in Section 19 of this Agreement for notices. Each of the parties hereto waives, to the fullest extent it may effectively do so, any defense or objection based upon forum non conveniens and any defense or objection to venue of any action instituted within the County of New York, State of New York. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

21. Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made in the State of New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York.

22. Successors and Assigns.

a. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, subject to the provisions hereof. All references to any Obligor shall include any Obligor as debtor-in-possession and any receiver or trustee for such Obligor in any Insolvency Proceeding.

b. The Senior Agent and any Senior Lender may, from time to time, without notice to the Noteholder Collateral Agent or any Noteholder, assign or transfer any or all of the Senior Indebtedness or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Indebtedness shall, subject to the terms hereof, be and remain Senior Indebtedness for purposes of this Agreement, and every assignee or transferee of any of the Senior Indebtedness or of any interest therein shall be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

c. In connection with any assignment or transfer of any or all of the Senior Indebtedness, the Noteholder Collateral Agent agrees to execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any third person who succeeds to or refinances, replaces or substitutes for any or all of the Senior Agent’s and the Senior Lenders’ financing of any of the Obligors, whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle.

d. In the case of an assignment or transfer of any Notes Obligations, the Noteholder Collateral Agent shall cause the assignee or transferee acquiring any interest in the

Notes Obligations to receive of a copy of this Intercreditor Agreement and the written agreement by such person to be bound by the terms of this Intercreditor Agreement. In the case of an assignment or transfer of its role as Noteholder Collateral Agent, the Noteholder Collateral Agent shall cause the assignee or transferee becoming the new Noteholder Collateral Agent to execute and deliver to the Senior Agent a written acknowledgment of receipt of a copy of this Intercreditor Agreement and the written agreement by such person to be bound by the terms of this Intercreditor Agreement. No assignment or transfer of any Notes Obligations or the role of Noteholder Collateral Agent shall be made other than in compliance with the provisions of this Section 22.d, and any such prohibited assignment shall be void ab initio.

23. Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the within matters and may not be modified or amended except upon a writing signed by all parties.

24. Authority. Each of the parties hereto certifies that such party has all necessary authority to execute this Agreement.

25. Exculpation. The Senior Agent, for and on behalf of itself and the Senior Lenders, hereby agrees that the Noteholder Collateral Agent shall not be liable to the Senior Agent or the Senior Lenders for any action or omission on the part of any Noteholder taken or omitted in contravention of the terms of this Agreement (“Noteholder Malfeasance”). Notwithstanding the foregoing, the Senior Agent, for and on behalf of itself and the Senior Lenders, hereby reserves any and all rights that it may have with respect to the Noteholders under this Agreement, at law, in equity or otherwise, in connection with any such Noteholder Malfeasance.

26. Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart.

27. Headings. The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

28. Severability. Any provision of this Agreement that is prohibited by law or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision. To the extent permissible, the parties waive any law that prohibits any provision of this Agreement or renders any provision hereof unenforceable.

29. Conflicts. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Indenture Document, on the other hand, this Agreement shall control and prevail.

30. Termination. This Agreement shall continue in full force and effect until the Discharge of Senior Indebtedness shall have occurred and shall thereafter be revived to the extent provided for in Section 4.b.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Senior Agent, for and on behalf of itself and the Senior Lenders, and the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Senior Agent

By:	/s/ Dennis J. Rebman
Name: Dennis J. Rebman
Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY,
a national trust company, as Noteholder Collateral Agent

By:
Name:
Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
a national trust company, as Noteholder Collateral Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

IN WITNESS WHEREOF, the Senior Agent, for and on behalf of itself and the Senior Lenders, and the Noteholder Collateral Agent, for and on behalf of itself and the Noteholders, have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company, as Senior Agent

By:
Name:
Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
a national trust company, as Noteholder Collateral Agent

By:	/s/ Katherine Cokic
Name: Katherine Cokic
Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY,
a national trust company, as Noteholder Collateral Agent

By:	/s/ George F. Kubin
Name: George F. Kubin
Title: Vice President

[Signature Page to Intercreditor Agreement]

ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement and consents thereto, agrees to recognize all rights granted thereby to the Senior Agent, the Senior Lenders, the Noteholder Collateral Agent and the Noteholders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. Each of the undersigned further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary thereunder.

ACKNOWLEDGED AS OF THE DATE FIRST ABOVE WRITTEN:

ORIGINAL OBLIGORS:

ANGIOTECH PHARMACEUTICALS, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	Chief Financial Officer

AFMEDICA, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

ANGIOTECH AMERICA, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

ANGIOTECH BIOCOATINGS CORP., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

ANGIOTECH DELAWARE, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

ANGIOTECH FLORIDA HOLDINGS, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

ANGIOTECH PHARMACEUTICALS (US), INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

B.G. SULZLE, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

MANAN MEDICAL PRODUCTS, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

MEDICAL DEVICE TECHNOLOGIES, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

NEUCOLL, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

QUILL MEDICAL, INC., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

SURGICAL SPECIALTIES CORPORATION, as an Obligor

By:	/s/ K. Thomas Bailey
Title:	President & Treasurer

0741693 B.C. LTD., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	Authorized Signatory

ANGIOTECH INTERNATIONAL HOLDINGS, CORP., as an Obligor

By:	/s/ K. Thomas Bailey
Title:	Authorized Signatory

TRUSTEE:

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Katherine Cokic
Name:	Katherine Cokic
Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ George F. Kubin
Name:	George F. Kubin
Title:	Vice President

EXHIBIT E

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

made by

B.G. SULZLE, INC.

(Mortgagor)

in favor of

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Collateral Agent

under Indenture dated as of May 12, 2011 relating to

Angiotech Pharmaceuticals, Inc.

Senior Secured Floating Rate Notes Due 2013

(Mortgagee)

Property Location:

1 Needle Lane

North Syracuse, NY 13212

Block 1, Lots 3.2 & 4.1

Dated as of May 12, 2011

This Mortgage Was Prepared By and When Recorded, Return to:

Foley & Lardner LLP

555 California Street, Floor 17

San Francisco, CA 94104

Attention: Laura Neumeister, Esq.

THIS INSTRUMENT AFFECTS REAL AND PERSONAL PROPERTY SITUATED IN THE STATE OF NEW YORK, COUNTY OF ONONDAGA, MAP SECTION 48, BLOCK 1, LOTS 3.2 AND 4.1, KNOWN BY THE STREET ADDRESS OF ONE NEEDLE LANE; CITY OF NORTH SYRACUSE; COUNTY OF ONONDAGA.

THIS INSTRUMENT IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS UNDER THE NAMES OF MORTGAGOR, AS “DEBTOR”, AND MORTGAGEE, AS “SECURED PARTY.”

THIS MORTGAGE DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED OR TO BE IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS EACH HAVING THEIR OWN SEPARATE COOKING FACILITIES.

THE “MAXIMUM PRINCIPAL AMOUNT” SECURED BY THIS MORTGAGE IS $2,645,000 (SEE SECTION 8.21 FOR THE MAXIMUM TOTAL AMOUNT THAT THIS MORTGAGE SECURES). 1

[1]	Cover page/cover notes to conform to local recording standards.

-i-

-ii-

EXHIBIT A - LEGAL DESCRIPTION

-iii-

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter, together with any and all amendments, supplements, modifications or restatements of any kind, referred to as this “Mortgage”), is made as of May 12, 2011, by B.G. SULZLE, INC., a Delaware corporation, having its principal place of business at 1 Needle Lane, North Syracuse, New York 13212 (“Mortgagor”), in favor of DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, having its principal place of business at 222 South Riverside Plaza, 25th Floor, Chicago, Illinois 60606, as trustee (in such capacity, “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”, and together with its successors and assigns, “Mortgagee”) under the Indenture (as hereinafter defined).

R E C I T A L S:

WHEREAS, Mortgagor is the owner and holder of fee simple title in and to the Land (as hereinafter defined) described on Exhibit A attached hereto and made a part hereof;

WHEREAS, on the date hereof, Mortgagor and each other Person which has executed the Indenture as a guarantor (such Persons, including Mortgagor, are hereinafter each referred to as a “Guarantor” and collectively as the “Guarantors”), and the Company have entered into the Indenture, dated of even date herewith (as the same may be amended, modified or otherwise supplemented and in effect from time to time, the “Indenture”), with the Trustee for the benefit of the Holders (as defined in the Indenture) of Angiotech Pharmaceuticals, Inc. Senior Secured Floating Rate Notes Due 2013 (as provided therein, the “Notes”) being issued in an aggregate initial amount of not to exceed $325,000,000;

WHEREAS, Mortgagor will derive direct economic benefit from the indebtedness evidence by the Notes (the “Indebtedness”) and, in order to induce the Holders to acquire the Notes, Mortgagor has given its guarantee under Article 10 of the Indenture (the “Guarantee”), in favor of the Trustee for the benefit of the Holders; and

WHEREAS, as a condition to the issuance of the Notes, the Company has covenanted to cause Mortgagor to grant to Mortgagee a security interest in and a second mortgage lien upon the Mortgaged Property (as hereinafter defined), for the benefit of the Holders, to secure (a) the payment of all obligations of Mortgagor under the Guarantee, this Mortgage, and the other Collateral Documents (as hereinafter defined), and (b) the performance of all terms, covenants, conditions, provisions, agreements and liabilities contained in the Indenture, this Mortgage, the Guarantee and the other Collateral Documents.

NOW, THEREFORE, in order to comply with the terms and conditions of the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees with Mortgagee as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Terms Defined Above. As used in this Mortgage, the terms defined in the introductory paragraph to this Mortgage and in the Recitals set forth above shall have the meanings respectively assigned to such terms in such paragraph and Recitals.

Section 1.02 Definitions. As used herein, the following terms shall have the following meanings:

“Applicable UCC” means the Uniform Commercial Code as presently in effect in the State or Commonwealth where the Mortgaged Property is located.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Buildings” means any and all buildings, structures, garages, utility sheds, workrooms, air conditioning towers, open parking areas and other improvements, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

“Collateral Documents” means, collectively, the Indenture, this Mortgage, the Guaranty, any UCC Filing Authorization Letter, and all other instruments, agreements and other documents executed and delivered pursuant hereto or thereto or otherwise included in the definition of the term “Collateral Documents” in the Indenture.

“Default” has the meaning assigned to such term in the Indenture.

“Default Rate” means 1% per annum in excess of the Daily Interest Amount (computed on the basis of a 360- day year comprised of twelve 30-day months) as determined in accordance with the last undesignated paragraph under the caption “(1) — INTEREST” on the Form of Notes attached as Exhibit A to the Indenture.

“Event of Default” has the meaning assigned to such term in Section 7.01 hereof.

“FEMA” has the meaning assigned to such term in Section 4.07 hereof.

“Fixtures” means all materials, supplies, equipment, apparatus and other items of Personalty now or hereafter acquired by Mortgagor and incorporated into the Mortgaged Property so as to constitute fixtures under the Applicable UCC or otherwise under the laws of the state or commonwealth in which such items are located.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Governmental Requirements” means any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Mortgagor or the Mortgaged Property, including, without limitation, the ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

“Guarantors” has the meaning assigned to such term in the Indenture, and “Guarantor” means any of the Guarantors, including Mortgagor.

“Guarantee” has the meaning assigned to such term in the Recitals hereto.

“Holder” has the meaning assigned to such term in the Recitals hereto.

“Impositions” means any and all real estate and personal property taxes; water, gas, sewer, electricity and other utility rates and charges; charges for any easement, license or agreement maintained for the benefit of the Mortgaged Property; and any and all other taxes, charges and assessments, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed upon the Mortgaged Property or the ownership, use, occupancy, benefit or enjoyment thereof, together with any interest, costs or penalties that may become payable in connection therewith.

“Indemnified Person” means the Trustee, as a beneficiary of Section 7.07(b) of the Indenture.

“Land” means the real property or interest therein described in Exhibit A attached hereto, and all rights, titles and interests appurtenant thereto.

“Leases” means any and all leases, master leases, subleases, licenses, concessions or other agreements (whether written or oral, and whether now or hereafter in effect) which grant to third Persons a possessory interest in and to, or the right to use, all or any part of the Mortgaged Property, including the Land, the Buildings, the Fixtures and/or the Personalty, together with all security and other deposits made in connection therewith and any guarantee of the obligations of the landlord or the tenant thereunder, and all amendments, modifications, renewals, extensions and substitutions of the foregoing.

“License” has the meaning assigned to such term in Section 3.02(a) hereof.

“Lien” has the meaning assigned to such term in the Indenture.

“Losses” means all claims, damages, causes of action, reasonable costs, fines, reasonable fees, penalties, reasonable expenses (including, without limitation, court costs, reasonable fees and expenses of attorneys (other than the allocated costs of internal counsel), accountants, consultants and other experts) and other liabilities actually incurred, and, with respect to any indemnity, includes all reasonable attorneys’ fees and expenses actually incurred by the Indemnified Person in connection with the enforcement of such indemnity. The term “Loss” means any such Losses.

“Mortgaged Property” means all of Mortgagor’s right, title, interest and estate, whether now owned or hereafter acquired, in and to the Land, the Buildings, the Fixtures and the Personalty, together with (in each case, to the extent assignable and to the extent permitted by applicable law):

(i)	all rights, privileges, tenements, hereditaments, rights-of-way, easements, air rights, development rights or credits, zoning rights, appendages and appurtenances in anywise appertaining thereto, and all right, title and interest of Mortgagor in and to any streets, ways, alleys, strips or gores of land adjoining the Land or any part thereof, and all right, title and interest of Mortgagor in and to all rights, royalties and profits with respect to all minerals, coal, oil, gas and other substances of any kind or character on or underlying the Land, together with all right, title and interest of Mortgagor in and to all water and water rights (whether riparian, appropriative or otherwise and whether or not appurtenant);

(ii)	all rights of Mortgagor (but not its obligations) under any contracts and agreements, relating to the Land, the Buildings, the Fixtures or the Personalty, including, without limitation, construction contracts and architectural agreements;

(iii)	all of Mortgagor’s right, title and interest in and to all permits, licenses, franchises, certificates, authorizations, consents, approvals and other rights and privileges (each, a “Permit”) obtained in connection with the Land, the Buildings, the Fixtures or the Personalty or the use or operation thereof;

(iv)	all of Mortgagor’s right, title and interest in and to all plans and specifications, designs, schematics, drawings and other information, materials and matters heretofore or hereafter prepared relating to the Land, the Buildings, the Fixtures or the Personalty;

(v)	all of Mortgagor’s right, title and interest in and to all proceeds arising from or by virtue of the sale, lease or other disposition of the Land, the Buildings, the Fixtures or the Personalty or any part thereof or any interest therein or from the operation thereof;

(vi)	all of Mortgagor’s right, title and interest in and to all Leases now or hereafter in effect and all Rents, royalties, bonuses, issues, profits, revenues or other benefits arising from or attributable to the Land, the Buildings, the Fixtures or the Personalty;

(vii)	all of Mortgagor’s right, title and interest in and to all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions to the Land, the Buildings, the Fixtures or the Personalty and all reversions and remainders relating thereto;

(viii)	all of Mortgagor’s right, title and interest in and to any awards, remuneration, settlements or compensation now or hereafter made by any Governmental Authority pertaining to the Land, the Buildings, the Fixtures or the Personalty, including those arising from or attributable to any vacation of, or change of grade in, any streets affecting the Land or the Buildings;

(ix)	all of Mortgagor’s right, title and interest in and to any and all other security and collateral of any nature whatsoever, whether now or hereafter given, for the repayment, performance and discharge of the Obligations (as hereinafter defined);

(x)	all of Mortgagor’s right, title and interest in and to all awards, payments, and proceeds of conversion, whether voluntary or involuntary, of any of the Land, the Buildings, the Fixtures, the Personalty or any of the property and rights described in the foregoing clauses (i) through (ix), including without limitation, all insurance, condemnation and tort claims, refunds of real estate taxes and assessments, rent claims and other obligations dischargeable in cash or cash equivalents;

(xi)	all options to purchase or lease the Land or the Buildings or any portion thereof or interest therein, or any other rights, interests or greater estates in the rights and properties comprising the Mortgaged Property now owned or hereafter acquired by Mortgagor;

(xii)	any interests, estates or other claims of every name, kind or nature, both in law and in equity, which Mortgagor now has or may acquire in the Land and the

Buildings, or other rights, interests or properties comprising the Mortgaged Property now owned or hereafter acquired; and

(xiii)	all other property and rights of Mortgagor of every kind and character relating to and/or used or to be used in connection with the foregoing, and all proceeds and products of any of the foregoing.

As used in this Mortgage, the term “Mortgaged Property” shall be expressly defined as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest therein.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Notes, the Indenture or this Mortgage.

“Permitted Liens” has the meaning assigned to such term in the Indenture.

“Person” has the meaning assigned to such term in the Indenture.

“Personalty” means all of Mortgagor’s right, title and interest in and to all furniture, furnishings, equipment, machinery, goods, general intangibles, money, insurance proceeds, contract rights, option rights, inventory, together with all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Mortgagor with any Governmental Authority, boards, corporations, providers of utility services, public or private (including, without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs, and all other personal property of any kind or character), in each case, to the extent assignable, and including, without limitation, all such property that is now or hereafter located or to be located upon, within or about the Land and the Buildings, or which are or hereafter used in or related to the planning, development, financing or operation of the Mortgaged Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

“Principal Balance” has the meaning assigned to such term in Section 7.02 hereof.

“Rents” means all of the rents, revenues, income, proceeds, issues, profits, security and other types of deposits (after Mortgagor acquires title thereto), and other benefits paid or payable by parties (other than Mortgagor) for using, leasing, licensing, possessing, operating from, residing in, benefiting from or otherwise enjoying all or any part of the Land, the Buildings, the Fixtures and/or the Personalty.

“Senior Lien” means the mortgage lien, assignment of leases and rents and security interest granted by the Senior Mortgage.

“Senior Lienholder” means Wells Fargo Capital Finance, LLC, as arranger and administrative agent (collectively, with its successors and assigns), under the Credit Agreement.

“Senior Loan Documents” means that certain Credit Agreement (“Credit Agreement”) dated as of May 12, 2011 among the Company, Mortgagor and other subsidiaries of the Company listed as borrowers on the signature pages thereto, the lenders that are signatories thereto and said Senior Lienholder, and the following documents (capitalized terms below are defined in the Credit Agreement): any Bank Product Agreements, any Borrowing Base Certificate, the Canada Security Documents, the Contribution Agreement, any Control Agreements, any Controlled Account Agreements, any Copyright Security Agreement, the Denmark Security Documents, the Fee Letter, the Guaranty, the Intercompany

Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, any letter of credit application or letter of credit agreement entered into by any Loan Party in connection with the Agreement, the Mortgages, the Patent Security Agreement, any Security Agreement, the Sweden Security Documents, the Switzerland Security Documents, any Trademark Security Agreement, the UK Security Documents, any note or notes executed by any Borrower in connection with the Credit Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and the Lender Group in connection with the Credit Agreement.

“Senior Mortgage” means that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of May 12, 2011 from Mortgagor in favor of the Senior Lienholder.

Section 1.03 Terminology. Except as otherwise provided herein:

(a) references to Articles and Sections shall mean the corresponding Article or Section of this Mortgage;

(b) words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa, and the definitions of words used in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa; and

(c) the words “herein,” “hereof,” “hereunder,” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular Article or Section.

Section 1.04 Other Defined Terms. Any capitalized term used in this Mortgage and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

ARTICLE II

GRANT OF LIEN AND SECURITY INTEREST

Section 2.01 Grant of Lien.

(a) To secure the full and timely payment, performance and discharge of all of the Obligations, Mortgagor hereby irrevocably GRANTS, BARGAINS, SELLS, ASSIGNS, TRANSFERS, MORTGAGES, WARRANTS, CONVEYS and CONFIRMS unto Mortgagee, right of entry and possession, for the use and benefit of Mortgagee, for the benefit of the Holders, all right, title, interest and estate in, to and under the Mortgaged Property, subject, however, to the Permitted Liens and the Senior Lien granted by Mortgagor in favor of the Senior Lienholder; TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, subject to the terms and conditions of this Mortgage, forever, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee against every Person whomsoever lawfully claiming or to claim the same or any part thereof, subject, however, to the Senior Lien and Permitted Liens and the terms and conditions contained herein.

(b) The Liens, estates and rights granted by this Mortgage shall remain fully in effect and shall not cease and terminate until all the Obligations have been fully performed and discharged as provided in the Indenture. If Mortgagor shall pay (or cause to be paid) and perform and discharge (or cause to be performed and discharged) all of the Obligations on or before the date on which the same are to be paid, performed and discharged, then the Liens, estates and rights granted by this Mortgage shall cease and terminate.

Section 2.02 Grant of Security Interest. This Mortgage shall be construed as a mortgage on the Land and the Buildings and it shall also constitute and serve as a “security agreement” within the meaning of, and shall constitute a first and prior security interest under, the Applicable UCC with respect to the Personalty and the Fixtures. To this end, Mortgagor by these presents does GRANT, BARGAIN, CONVEY, ASSIGN, SELL, TRANSFER and SET OVER unto Mortgagee, for the benefit to the Holders, a security interest in all of Mortgagor’s right, title and interest in, to and under the Personalty and the Fixtures, to secure the full and timely payment, performance and discharge of the Obligations in accordance with the Indenture. Mortgagor hereby consents to Mortgagee filing and recording financing statements (and continuations thereof) with the appropriate filing and recording offices in order to perfect (and maintain the perfection of) the security interests granted herein.

Section 2.03 No Obligation of Mortgagee. The assignment and security interest herein granted to Mortgagee shall not be deemed or construed to constitute Mortgagee as a mortgagee-in-possession of the Mortgaged Property, obligate Mortgagee to lease the Mortgaged Property or attempt to do the same, or to take any action, incur any expense or perform or discharge any obligation, duty or liability whatsoever.

Section 2.04 Fixture Filing. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (a) some portions of the goods described or to which reference is made herein are or are to become fixtures on the Land described or to which reference is made herein or on Exhibit A attached to this Mortgage; (b) this Mortgage is to be filed of record in the real estate records as a financing statement and shall constitute a “fixture filing” for purposes of the Applicable UCC; and (c) Mortgagor is the record owner of the real estate or interests in the real estate constituting the Mortgaged Property hereunder. Information concerning the security interest herein granted may be obtained at the addresses set forth on the first page hereof. The addresses of the Secured Party (Mortgagee) and of the Debtor (Mortgagor) are set forth on the first page hereof. In that regard, the following information is provided:

Name of Debtor:	B.G. Sulzle, Inc.

Type of Organization:	Corporation

State of Organization:	Delaware

FEIN:	36-4194551

Address of Debtor:	1 Needle Lane, North Syracuse, New York 13212

Name of Secured Party:	Deutsche Bank National Trust Company

Address of Secured Party:	222 South Riverside Plaza, 25th Floor, Chicago, Illinois 60606

Section 2.05 Future Advances. It is the intention of Mortgagor and Mortgagee that this Mortgage (as renewed and extended from time to time) shall, to the extent permitted by applicable law, secure future advances made with respect to or under the Indenture (including indebtedness evidenced by Additional Notes (as defined therein)) or the other Collateral Documents, and the lien and security interest created by this Mortgage shall attach upon execution and have priority from the time of recording as to all advances, whether obligatory or discretionary, until this Mortgage is released of record, unless the parties shall mutually agree otherwise in writing.

Section 2.06 Advances Secured By Mortgage. Upon failure of Mortgagor to comply with any covenants and agreements hereunder as to the payment of taxes, assessments, insurance premiums, repairs, protection of the Mortgaged Property or Mortgagee’s lien thereon, and other charges and the costs of procurement of title evidence and insurance as aforesaid, Mortgagee may, at its option, pay the same, and any sums so paid by Mortgagee, together with the reasonable fees of counsel employed by Mortgagee in consultation and in connection therewith, shall be charged against Mortgagor, shall be immediately due and payable by Mortgagor, shall bear interest at the Default Rate and shall be a lien upon the Mortgaged Property and be secured by the Mortgage and may be collected in the same manner as the principal debt hereby secured.

ARTICLE III

ASSIGNMENT OF LEASES AND RENTS

Section 3.01 Assignment. For Ten Dollars ($10.00) and other good and valuable consideration, including the indebtedness evidenced by the Indenture, the receipt and sufficiency of which are hereby acknowledged and confessed, Mortgagor has presently, absolutely and irrevocably GRANTED, BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED and CONFIRMED, and by these presents does presently, absolutely and irrevocably GRANT, BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY AND CONFIRM, unto Mortgagee, for the benefit of the Holders, as security for the payment, performance and discharge of the Obligations, all of the Leases and Rents (if any), subject only to the Senior Lien and Permitted Liens applicable thereto and the License (as hereinafter defined); TO HAVE AND TO HOLD the Leases and the Rents unto Mortgagee, forever, and Mortgagor does hereby bind itself, its successors and assigns to warrant and forever defend the title to the Leases and the Rents unto Mortgagee against every Person whomsoever lawfully claiming or to claim the same or any part thereof; provided, however, that if Mortgagor shall pay (or cause to be paid) and perform and discharge (or cause to be performed and discharged) all of the Obligations on or before the date on which the same are to be paid, performed and discharged in accordance with the Indenture, then this assignment shall terminate, and all rights, titles and interests conveyed pursuant to this assignment shall become vested in Mortgagor.

Section 3.02 Revocable License.

(a) Mortgagee hereby grants to Mortgagor a revocable license (the “License”), nonexclusive with the rights of Mortgagee reserved in Sections 3.02(b), 3.04 and 3.05 hereof, to exercise and enjoy all incidences of the status of a lessor under the Leases and the Rents, including, without limitation, the right to collect, demand, sue for, attach, levy, recover and receive the Rents and to give proper receipts, releases and acquittances therefor. Mortgagor hereby agrees to receive all Rents and hold the same as a trust fund to be applied, and to apply the Rents so collected, except to the extent otherwise provided in the Indenture, first to the payment, performance and discharge of the Obligations and then to the payment of the Impositions. Thereafter, Mortgagor may use the balance of the Rents collected in any manner not inconsistent with the Collateral Documents.

(b) If an Event of Default shall occur and be continuing, the License shall immediately and automatically terminate without the necessity of any action by Mortgagee or any other Person, and Mortgagee shall have the right in such event to exercise the rights and remedies provided under this Mortgage or otherwise available to Mortgagee under applicable law. Upon demand by Mortgagee at any time that an Event of Default shall have occurred Mortgagor shall promptly pay to Mortgagee all security deposits under the Leases and all Rents allocable to any period commencing from and after the occurrence of such Event of Default. Any Rents received hereunder by Mortgagee shall be applied and disbursed to the payment, performance and discharge of the Obligations, subject to the terms of the Indenture; provided, however, that, subject to any applicable requirement of law, any security deposits actually received by Mortgagee shall be held, applied and disbursed as provided in the applicable Leases.

Section 3.03 Enforcement of Leases. Mortgagor shall (a) submit any and all proposed Leases (including, without limitation, subleases provided to Mortgagor for approval) to Mortgagee for approval prior to the execution thereof or consent thereto, as applicable; (b) duly and punctually perform and comply with any and all representations, warranties, covenants and agreements expressed as binding upon the lessor under any Lease; (c) maintain each Lease in full force and effect during the term thereof; (d) provide Mortgagee with prompt notice of each notice of default sent to a tenant under a Lease, provide Mortgagee with prompt notice of each notice of default received from (or relating to) a tenant under a Lease, and otherwise promptly notify Mortgagee of any and all conditions or facts, as and when known to Mortgagor, that reasonably indicate that a material default or termination of a Lease may occur (other than by reason of the expiration of the term of such Lease); (e) appear in and defend any action or proceeding in any manner connected with any of the Leases; (f) deliver to Mortgagee true and complete copies of all Leases; and (g) deliver to Mortgagee all such further information, and execute and deliver to Mortgagee such further assurances and assignments, with respect to the Leases as Mortgagee may from time to time request. Without Mortgagee’s prior written consent, Mortgagor shall not (i) do or knowingly permit to be done anything to impair the value of any of the Leases; (ii) except for security or similar deposits, collect any of the Rent more than one (1) month in advance of the time when the same becomes due under the terms of any Lease; (iii) discount any future accruing Rents; (iv) amend, modify, accept the surrender of or terminate any of the Leases; or (v) assign or grant a security interest in or to the License or any of the Leases or Rents.

Section 3.04 Direction to Tenants. Upon and at any time following the occurrence and during the continuance of an Event of Default, Mortgagor hereby authorizes and directs, and shall, at the direction of Mortgagee, further authorize and direct, in writing, the tenant under each Lease to pay directly to, or as directed by, Mortgagee all Rents accruing or due under its Lease, without proof to the tenant of the occurrence and continuance of such Event of Default. Mortgagor hereby authorizes the tenant under each Lease to rely upon and comply with any notice or demand from Mortgagee for payment of Rents to Mortgagee, and Mortgagor shall have no claim against any tenant for Rents paid by such tenant to Mortgagee pursuant to such notice or demand. All Rents collected by Mortgagee pursuant to this Section 3.04 shall be applied in accordance with the Indenture.

Section 3.05 Appointment of Attorney-in-Fact.

(a) Mortgagor hereby constitutes and appoints Mortgagee the true and lawful attorney-in-fact, coupled with an interest, of Mortgagor and Mortgagor hereby confers upon Mortgagee the right, in the name, place and stead of Mortgagor, to, upon the occurrence and during the continuance of an Event of Default, demand, sue for, attach, levy, recover and receive any of the Rents and any premium or penalty payable upon the exercise by any third Person under any Lease of a privilege of cancellation originally provided in such Lease and to give proper receipts, releases and acquittances therefor and, after deducting expenses of collection, to apply the net proceeds as provided in the Indenture. Mortgagor hereby authorizes and directs any such third Person to deliver such payment to Mortgagee in accordance with this Article III, and Mortgagor hereby ratifies and confirms all that its said attorney-in-fact, the Mortgagee, shall do or cause to be done in accordance with this Mortgage and by virtue of the powers granted hereby. The foregoing appointment is irrevocable and continuing, and such rights, powers and privileges shall be exclusive in Mortgagee, and its successors and assigns, so long as any part of the Obligations remains unpaid or unperformed and undischarged.

(b) Mortgagor hereby constitutes and appoints Mortgagee the true and lawful attorney-in-fact, coupled with an interest, of Mortgagor and Mortgagor hereby confers upon Mortgagee the right, in the name, place and stead of Mortgagor, to subject and subordinate at any time and from time to time any Lease or any part thereof to the lien, assignment and security interest of this Mortgage and to the terms hereof, or to any other mortgage, deed of trust, assignment or security agreement, or to any ground lease or surface lease, with respect to all or a portion of the Mortgaged Property, or to request or require such subordination, where such reservation, option or authority was reserved to Mortgagor under any such Lease, or in any case where Mortgagor otherwise would have the right, power or privilege so to do. The foregoing appointment is irrevocable and continuing, and such rights, powers and privileges shall be exclusive in Mortgagee, and its successors and assigns, so long as any part of the Obligations remains unpaid or unperformed and undischarged. Mortgagor hereby represents and warrants that it has not at any time prior to the date hereof exercised (or appointed any Person as attorney-in-fact to exercise) any of the rights described in this Section 3.05(b), and Mortgagor hereby covenants not to exercise (or allow or appoint any other Person as attorney-in-fact to exercise) any such right, nor (except at Mortgagee’s written request) to subordinate any such Lease to the lien of this Mortgage or to any other mortgage, deed of trust, assignment or security agreement or to any ground lease or surface lease.

Section 3.06 No Liability of Mortgagee. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of Mortgagee or any Person exercising the rights of Mortgagee hereunder shall be construed to (a) be an assumption by Mortgagee or any such Person or to otherwise make Mortgagee or such Person liable or responsible for the performance of any of the obligations of Mortgagor under or with respect to the Leases or for any Rent, security deposit or other amount delivered to Mortgagor, provided that Mortgagee or any such Person exercising the rights of Mortgagee shall be accountable for any Rents, security deposits or other amounts actually received by Mortgagee or such Person, as the case may be; or (b) obligate Mortgagee or any such Person to take any action under or with respect to the Leases or with respect to the Mortgaged Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or, with respect to the Mortgaged Property, to appear in or defend any action or proceeding relating to the Leases or the Mortgaged Property, to constitute Mortgagee as a mortgagee-in-possession (unless Mortgagee actually enters and takes possession of the Mortgaged Property), or to be liable in any way for any injury or damage to Persons or property sustained by any Person in or about the Mortgaged Property, other than to the extent caused by the willful misconduct or gross negligence of Mortgagee or any Person exercising the rights of Mortgagee hereunder.

Section 3.07 Mortgagor’s Indemnities. Mortgagor hereby agrees to indemnify and hold harmless Mortgagee and each Indemnified Person from and against any and all Losses which Mortgagee or any such Indemnified Person may actually incur under or by reason of this Article III, or for any action taken by Mortgagee or any such Indemnified Person hereunder, or by reason or in defense of any and all claims and demands whatsoever which may be asserted against Mortgagee or any such Indemnified Person arising out of the Leases, including, without limitation, any claim by any third Person for credit on account of Rents paid to and received by Mortgagor, but not delivered to Mortgagee or its agents, representatives or employees, for any period under any Lease more than one (1) month in advance of the due date thereof. The foregoing indemnity shall not include any such Loss that is caused by the gross negligence or willful misconduct of Mortgagee or any such Indemnified Person, in which case Mortgagor shall have no obligation to Mortgagee or any Indemnified Person. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO MORTGAGEE AND EACH INDEMNIFIED PERSON WITH RESPECT TO LOSSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF MORTGAGEE, SUCH INDEMNIFIED PERSON OR ANY OTHER PERSON. This Section 3.07 shall survive the termination of this Mortgage and the payment and performance of the Obligations.

Section 3.08 No Modification of Mortgagor’s Obligations. Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all Obligations as and when the same become due, regardless of whether the Rents described in this Article III are sufficient to pay the Obligations, and the security provided to Mortgagee pursuant to this Article III shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Mortgagor hereby unconditionally represents and warrants to Mortgagee as follows:

Section 4.01 Title to Mortgaged Property and Lien of this Mortgage. Mortgagor has good, sufficient and legal title to the Land and the Buildings, and has good and marketable title to the Fixtures, the Personalty and the other Mortgaged Property. The Mortgaged Property is free and clear of any and all Liens, charges, encumbrances, security interests and adverse claims whatsoever, except for the Senior Lien and Permitted Liens.

Section 4.02 Taxes and Other Payments. Mortgagor has filed all federal, state, commonwealth, county, municipal and city income and other tax returns for the Mortgaged Property required to have been filed by it as of the date hereof and has paid all taxes and other Impositions which have become due pursuant to such returns or pursuant to any assessments or charges received by it as of the date hereof, and Mortgagor does not know of any basis for any additional assessment or charge in respect of any such taxes or other Impositions that is not being actively contested. Mortgagor has paid in full all sums owing or claimed for labor, material, supplies, personal property (whether or not forming a Fixture hereunder) and services of every kind and character used, furnished or installed in or on the Mortgaged Property that are now due and owing and no claim for same exists or will be permitted to be created, except such claims as may arise in the ordinary course of business and that are not yet past due.

Section 4.03 Power to Create Lien and Security. Mortgagor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a Lien and security interest in all of the Mortgaged Property in the manner and form herein provided and without obtaining the authorization, approval, consent or waiver of any grantor, lessor, sublessor, Governmental Authority or other Person (exclusive of the Senior Lienholder to the extent the Senior Lienholder has such rights under the Senior Mortgage) whomsoever.

Section 4.04 Loan and Collateral Documents. Mortgagor has received a copy of and is fully familiar with the terms and provisions of the Indenture and the other Collateral Documents. All representations and warranties made by Mortgagor in the Indenture and the other Collateral Documents are incorporated herein by reference and are hereby made by Mortgagor as to itself and the Mortgaged Property as though such representations and warranties were set forth at length herein as the representations and warranties of Mortgagor.

Section 4.05 Compliance with Law. Except as set forth in title reports, surveys, or “PZR” reports previously provided to Mortgagee in connection with the issuance of the Initial Notes, to the best of Mortgagor’s knowledge, (a) all of the improvements on the Land (i) comply with all material requirements of all applicable laws and ordinances with respect to zoning, subdivision, construction, building and land use, including, without limitation, requirements with respect to parking, access and certificates of occupancy (and similar certificates) and (ii) comply with, and shall remain in compliance with, applicable health, fire and building codes; (b) all of the Buildings lie wholly within the boundaries and building restriction lines of the Land; (c) no improvements on adjoining properties encroach upon the Land, and no easements or other encumbrances upon the Land encroach upon or under any of the Buildings or any portion of the Mortgaged Property; (d) all of the Buildings and the use of the Mortgaged Property materially comply with, and shall remain in material compliance with, all applicable statutes, rules, regulations and private covenants now or hereafter relating to the ownership, construction, use or operation of the Mortgaged Property, including all applicable statutes, rules and regulations pertaining to requirements for equal opportunity, anti-discrimination, fair housing, environmental protection, zoning and land use; and (e) all material certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Mortgaged Property have been obtained and are in full force and effect. Mortgagor has not received any notice of, or other communication with respect to, an alleged violation with respect to any of the foregoing.

Section 4.06 No Condemnation. No part of any property subject to this Mortgage has been taken in condemnation or other like proceeding nor is any proceeding pending, threatened or known to be contemplated for the partial or total condemnation or taking of the Mortgaged Property.

Section 4.07 Flood Zone. The Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency (“FEMA”) as having special flood hazards or if the Land or any part thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), then Mortgagor has obtained the insurance required under Section 5.04(a)(v) of this Mortgage

ARTICLE V

AFFIRMATIVE COVENANTS

Mortgagor hereby unconditionally covenants and agrees with Mortgagee as follows:

Section 5.01 Lien Status. Except as otherwise permitted in the Indenture, Mortgagor shall not place, or permit to be placed, or otherwise mortgage, hypothecate or encumber the Mortgaged Property, or any portion thereof or interest therein, with any other Lien or security interest of any nature whatsoever (statutory, constitutional or contractual), other than the Senior Lien and Permitted Liens, regardless of whether such Lien or security interest is inferior to the Lien and security interest created by this Mortgage, and, if any such Lien or security interest is asserted against the Mortgaged Property, Mortgagor shall promptly, at its own cost and expense, (a) pay the underlying claim in full (except for so long as such claim is being contested by Mortgagor in good faith) or take such other action as may be necessary to cause the same to be released of record and otherwise, and (b) within five (5) days after the date on which such Lien or security interest is so asserted, give Mortgagee notice of such Lien or security interest. Such notice shall specify who is asserting such Lien or security interest and shall detail the origin and nature of the underlying claim giving rise to such asserted Lien or security interest. The rights, powers and remedies conferred upon or reserved to Mortgagee by this Mortgage are intended to be subordinate and subject in all respects to the rights, powers and remedies of the Senior Lienholder.

Section 5.02 Payment of Impositions. Mortgagor shall duly pay and discharge, or cause to be paid and discharged, all Impositions not later than the due date thereof, or the day on which any fine, penalty, interest or cost may be added thereto or imposed, or the day on which any Lien may be filed for the nonpayment thereof (if such day is used to determine the due date of the respective item); provided, however, that Mortgagor may, if permitted by applicable law and if such installment payment would not create or permit the filing of a Lien against the Mortgaged Property, pay the Impositions in installments. Notwithstanding the foregoing, Mortgagor may in good faith, by appropriate proceedings and upon notice to Mortgagee, contest the validity, applicability or amount of any asserted tax or assessment, subject in all respects to the rights, powers and remedies of the Senior Lienholder set forth in the Senior Mortgage and the other Senior Loan Documents.

Section 5.03 Repair. Mortgagor shall keep the Mortgaged Property in good working order and condition, ordinary wear, tear, and casualty excepted and the sale, abandonment, or other disposition of Mortgaged Property that is substantially worn, damaged, or obsolete in the ordinary course of business excepted, and shall make all repairs, replacements and improvements thereof and thereto, which are necessary to keep the same in such order and condition. Mortgagor shall also use reasonable efforts to prevent any act or occurrence which might impair the value of the Mortgaged Property.

Section 5.04 Insurance and Application of Insurance Proceeds.

(a) During the term of this Mortgage, Mortgagor, at its sole cost and expense, shall maintain, or cause to be maintained all insurance on the Mortgaged Property that is required to be maintained under the Indenture.

All such insurance policies with respect to the Mortgaged Property shall contain a standard, non-contributory mortgagee clause naming Mortgagee, for the benefit of the Holders, and its successors and assigns, as an additional insured under all liability insurance policies, as the first mortgagee and loss payee on all property insurance policies, and as the sole loss payee on all rental loss or business interruption insurance policies. Mortgagor shall not take out separate insurance with respect to the Mortgaged Property concurrent in form or contributing in the event of loss with that required to be maintained hereunder or under the Indenture unless Mortgagee is named as an additional insured thereon under a standard mortgagee clause acceptable to Mortgagee and each such policy is otherwise in form and substance acceptable to Mortgagee.

(b) In the event of the foreclosure of this Mortgage, or in the event of any transfer of title to the Mortgaged Property, or any part thereof, by foreclosure sale or by power of sale or deed in lieu of foreclosure, the purchaser of the Mortgaged Property, or such part thereof, shall succeed to all of Mortgagor’s rights with respect to the Mortgaged Property, including, without limitation, any rights to unexpired, unearned or returnable insurance premiums, subject to limitations on the assignment of blanket policies, but limited to such rights as relate to the Mortgaged Property or such part thereof. If Mortgagee acquires title to the Mortgaged Property, or any part thereof, in any manner, Mortgagee shall thereupon (as between Mortgagor and Mortgagee) become the sole and absolute owner of the insurance policies with respect to the Mortgaged Property, and all insurance proceeds payable thereunder with respect to the Mortgaged Property, with the sole right to collect and retain all unearned or returnable premiums thereon with respect to the Mortgaged Property, or such part thereof, if any.

(c) If any damage to, destruction or loss of or other casualty with respect to any of the Mortgaged Property shall occur, Mortgagor shall file and prosecute its claim or claims for any insurance proceeds in good faith and with due diligence and cause the same to be collected and paid in accordance with the Indenture.

(d) Following any damage to, destruction or loss of or other casualty with respect to any of the Mortgaged Property, Mortgagee shall apply the entire amount of any insurance proceeds in accordance with the provisions of the Indenture. Notwithstanding any damage to, destruction or loss of or other casualty with respect to any of the Mortgaged Property, Mortgagor shall continue to pay the Obligations at the time and in the manner provided for in the Indenture and the other Collateral Documents, until the Obligations have been paid in full. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of such insurance proceeds, Mortgagee shall have the right, whether or not a deficiency judgment on any Collateral Document shall have been sought, recovered or denied, to receive such insurance proceeds, or a portion thereof sufficient to pay the then unpaid Obligations, whichever is less.

(e) The rights, powers and remedies conferred upon or reserved to Mortgagee by this Section 5.04 are intended to be subordinate and subject in all respects to the rights, powers and remedies of the Senior Lienholder set forth in the Senior Mortgage and the other Senior Loan Documents.

Section 5.05 Condemnation and Application of Condemnation Proceeds.

(a) Promptly upon its obtaining knowledge of the institution or the threatened institution of any proceeding for the condemnation or other taking of the Mortgaged Property, or any portion thereof or interest therein, Mortgagor shall notify Mortgagee of such proceeding. Mortgagor shall then, if requested by Mortgagee, file or defend its claim thereunder and prosecute same with due diligence to its final disposition and shall cause any awards or settlements to be paid in accordance with the Indenture.

(b) If the Mortgaged Property or any part thereof is taken or diminished in value, or if a consent settlement is entered by or under threat of such proceeding, the award or settlement payable to Mortgagor by virtue of its interest in the Mortgaged Property shall be disbursed in accordance with the provisions of the Indenture. Notwithstanding any condemnation or other taking of any of the Mortgaged Property, Mortgagor shall continue to pay the Obligations at the time and in the manner provided for in the Indenture and the other Collateral Documents, until the Obligations have been paid in full. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of such condemnation award or settlement, Mortgagee shall have the right, whether or not a deficiency judgment on any Collateral Document shall have been sought, recovered or denied, to receive such condemnation award or settlement, or a portion thereof sufficient to pay the then unpaid Obligations, whichever is less.

(c) The rights, powers and remedies conferred upon or reserved to Mortgagee by this Section 5.05 are intended to be subordinate and subject in all respects to the rights, powers and remedies of the Senior Lienholder.

Section 5.06 Maintenance of Rights-of-Way, Easements Licenses and Other Rights. Mortgagor shall maintain, preserve and renew all rights-of-way, easements, tenements, hereditaments, development rights and credits, zoning rights, grants, privileges, appurtenances, licenses, franchises and other rights reasonably necessary for the use or operation of the Mortgaged Property, from time to time, and Mortgagor shall not, without the prior written consent of Mortgagee, initiate, join in or consent to any private restrictive covenant or other public or private restriction as to the present or future use or operation of the Mortgaged Property. Mortgagor shall, however, comply with all restrictive covenants which may at any time affect the Mortgaged Property, all applicable zoning ordinances and all other public or private restrictions relating to the use of the Mortgaged Property.

Section 5.07 Payment and Performance of Obligations. Mortgagor shall duly and punctually pay and perform all of the Obligations in accordance with provisions of the Indenture.

Section 5.08 Compliance with Permitted Liens and Other Obligations. Mortgagor shall comply in all material respects with any and all obligations, restrictions and requirements that may be set forth in each and every document constituting the Senior Lien or a Permitted Lien relating to the Mortgaged Property. In addition, Mortgagor shall comply in all material respects with each and every obligation legally imposed upon it and/or relating to the Mortgaged Property pursuant to applicable law (including, without limitation, all matters described in Section 4.05 hereof), contract or other agreement.

It is hereby acknowledged that Mortgagee’s consent to a Permitted Lien as of the date hereof shall in no way be deemed to constitute approval of any future Lien which may be imposed upon any portion of the Mortgaged Property, or any other enforcement action affecting Mortgagor or the Mortgaged Property, as a result of Mortgagor’s failure to perform or comply with its obligations under any document constituting a Permitted Lien as of the date hereof.

Section 5.09 Additional Affirmative Covenants. All affirmative covenants made by the Company, Mortgagor or any other Guarantor or any of them in the Indenture are incorporated herein by reference and are hereby also made by Mortgagor to itself and the Mortgaged Property as though such covenants were set forth at length herein as the covenants of Mortgagor.

ARTICLE VI

NEGATIVE COVENANTS

Mortgagor hereby covenants and agrees with Mortgagee that, until all of the Obligations shall have been paid or performed in full and discharged:

Section 6.01 Use Violations. Mortgagor shall not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, the Mortgaged Property in any manner which (a) materially violates any Governmental Requirements, (b) may be dangerous unless safeguarded as required by applicable law, (c) constitutes a public or private nuisance, or (d) makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto.

Section 6.02 Waste. Mortgagor shall not commit or permit any waste with respect to the Mortgaged Property.

Section 6.03 Alterations. Mortgagor shall notify Mortgagee, in writing and in advance, with respect to all proposed alterations, improvements or additions to the Mortgaged Property which are of a material nature, and Mortgagor shall not effect any material alteration, improvement or addition to the Mortgaged Property without the prior written consent of Mortgagee.

Section 6.04 No Further Encumbrances. Mortgagor shall not, without the prior written consent of Mortgagee, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any mortgage, pledge, Lien (statutory, constitutional or contractual), security interest, encumbrance or charge on, or conditional sale or other title retention agreement with respect to, the Mortgaged Property, or any portion thereof or interest therein, other than the Permitted Liens, regardless of whether the same are subordinate to the Lien(s) and security interest(s) created by this Mortgage, or the Senior Lien.

Section 6.05 Transfer Restrictions. Mortgagor shall not sell, lease, assign, transfer or otherwise dispose of or abandon all or any part of the Mortgaged Property (or any interest therein), except as expressly permitted by this Mortgage or the Indenture.

Section 6.06 Loan and Indenture; Additional Negative Covenants. Mortgagor has received a copy of and is fully familiar with the terms and provisions of the Indenture and the other Collateral Documents. All negative covenants made by the Company, the Mortgagor or any other Guarantor or any of them in the Indenture and the other Collateral Documents are incorporated herein by reference and are hereby also made by Mortgagor as applicable to itself and the Mortgaged Property as though such negative covenants were set forth at length herein as the negative covenants of Mortgagor.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01 Event of Default. The “Events of Default” set forth in Section 6.01 of the Indenture are hereby incorporated herein as if fully set forth herein, and, without limiting the generality of the foregoing, the occurrence of an “Event of Default” under the Indenture or any other Collateral Document shall constitute an “Event of Default” hereunder.

Section 7.02 Acceleration. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights, powers or remedies conferred herein or by operation of law, Mortgagee, in its sole judgment and discretion, may declare the then unpaid principal balance of the Notes issued and outstanding under the Indenture (in the aggregate, the “Principal Balance”), the accrued interest thereon and any other accrued but unpaid portion of the Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Mortgagor.

Section 7.03 Foreclosure and Sale. If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to take possession of the Mortgaged Property and/or proceed with foreclosure and to sell, to the extent and in the manner permitted by applicable law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places, in such manner and upon such notice as may be required by applicable law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one county, notice as above provided shall be posted and filed in all such counties (if such notices are required by applicable law), and all such Mortgaged Property may be sold in any such county and any such notice shall designate the county where such Mortgaged Property is to be sold. Nothing contained in this Section 7.03 shall be construed so as to limit in any way Mortgagee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints Mortgagee to be the attorney-in-fact of Mortgagor (coupled with an interest) and in the name and on behalf of Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which Mortgagor may otherwise execute and deliver, and to do and perform any other acts or things which Mortgagor may otherwise do and perform under the covenants herein contained and, generally, to use the name of Mortgagor in the exercise of any of the powers hereby conferred on Mortgagee. At any such sale (a) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Mortgagee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to Mortgagee any portion of the Mortgaged Property not actually or constructively possessed by Mortgagee immediately upon demand by Mortgagee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale; (b) each instrument of conveyance executed by Mortgagee shall contain a limited warranty of title, binding upon Mortgagor and its successors and assigns; (c) each and every recital contained in any instrument of conveyance made by Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment and/or nonperformance of the Obligations and advertisement and conduct of such sale in the manner provided herein and otherwise required by applicable law; (d) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed; (e) the receipt of Mortgagee, or of such other Person or officer making the sale, shall be a sufficient discharge to the purchaser for its purchase money and neither such purchaser nor its assigns or personal representatives shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or non application thereof; (f) to the fullest extent permitted by applicable law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, estate, claim and demand whatsoever, either at law or in equity (including, without limitation, any statutory or common law right of redemption, which is hereby waived to the fullest extent permitted by applicable law), in and to the property sold in any such event, and such sale shall be a perpetual bar, both at law and in equity, against Mortgagor and any and all Persons claiming by, through or under Mortgagor; and (g) to the extent and under such circumstances as are permitted by applicable law, Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the then unpaid Obligations to the amount of its bid (in the order of priority set forth in Section 7.16 hereof) in lieu of cash payment. Each remedy provided in this instrument is distinct from and cumulative with all other rights and remedies provided hereunder or afforded by applicable law or equity, and may be exercised concurrently, independently or successively, in any order whatsoever.

Section 7.04 Mortgagee’s Agents. Mortgagee may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of Mortgagee. If Mortgagee or any successor Mortgagee shall have given notice of sale hereunder, any successor may complete the sale and the conveyance of the Mortgaged Property pursuant thereto as if such notice had been given by the successor Mortgagee conducting the sale.

Section 7.05 Judicial Foreclosure. If any Event of Default shall occur and be continuing, Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.

Section 7.06 Receiver. If any Event of Default shall occur and be continuing and/or if any of the Obligations shall become due and payable and shall not be promptly paid, Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of Mortgagee which Mortgagee may apply for and obtain as a matter of right, the appointment of a receiver to collect the Rents of the Mortgaged Property and to preserve the security hereof, either before or after any foreclosure sale or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, without regard to the value of the Mortgaged Property as security for the amount then due to Mortgagee, or the solvency of any entity or entities, person or persons primarily or secondarily liable for the payment of such amounts; the Rents of the Mortgaged Property, in any such event, having heretofore been assigned to Mortgagee pursuant to Section 3.01 hereof as additional security for the payment of the Obligations secured hereby. Any money advanced by Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall be subject to the provisions of Section 8.07(b) hereof.

Section 7.07 Foreclosure for Installments. To the extent allowed by applicable law, Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Obligations which have not been paid when due, either through the courts or otherwise, by non judicial power of sale in satisfaction of the matured but unpaid portion of the Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due. Such sale may be made subject to the unmatured portion of the Obligations, and any such sale shall not in any manner affect the unmatured portion of the Obligations, but as to such unmatured portion of the Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Obligations, it being the intent and purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Obligations.

Section 7.08 Separate Sales. To the extent allowed by applicable law, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole but reasonable discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 7.09 Possession of Mortgaged Property. Mortgagor agrees to the full extent that it lawfully may, that, in case one or more of the Events of Default shall have occurred and be continuing, then, and in every such case, Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Mortgaged Property in the possession of Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude Mortgagor, its successors or assigns, and all Persons claiming by, through or under Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, Mortgagee may use, administer, manage, operate and control the Mortgaged Property and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Mortgagee shall deem best. All costs, expenses and liabilities of every character reasonably incurred by Mortgagee in administering, managing, operating and controlling the Mortgaged Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall be subject to the provisions of Section 8.07(b) hereof. Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact (coupled with an interest), during the continuance of an Event of Default, to perform such acts and execute such documents that relate to the possessions or operation of the Mortgaged Property pursuant to this Section 7.09 as Mortgagee, in its sole discretion, shall deem appropriate. Regardless of any provision of this Mortgage, the Indenture or any other Collateral Document, Mortgagee shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Mortgagor to Mortgagee, unless Mortgagee shall have given express written notice of Mortgagee’s election to the contrary.

Section 7.10 Occupancy After Acceleration. If an Event of Default continues and as a result thereof, there is an acceleration of all or any part of the Obligations and Mortgagor or Mortgagor’s representatives, successors or assigns or any other Person claiming any interest in the Mortgaged Property by, through or under Mortgagor, continues to occupy or use the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of Mortgagee (or its successor, if applicable), which tenancy shall be a tenancy from day-to-day, terminable at the will of either the landlord or tenant, at a rent to be determined by Mortgagee (which may be in excess of fair market value); provided, however, that until Mortgagee sets forth the amount of such rent, such rent shall be a fair market rental per day based upon the value of the Mortgaged Property as a whole; and such rental shall be due daily to the Mortgagee (or its successor, if applicable). To the extent permitted by applicable law, Mortgagee (or its successor, if applicable) shall, notwithstanding any language herein to the contrary, have the sole option to demand immediate possession or to permit the occupants to remain as tenants at will. In the event that the tenant fails to surrender possession of said property upon demand, Mortgagee (and its successor, if applicable) shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having appropriate jurisdiction.

Section 7.11 Remedies Cumulative, Concurrent and Nonexclusive. Every right, power and remedy herein given to Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including, without limitation, specifically those granted by the Applicable UCC). Each such right, power and remedy, whether specifically herein given or otherwise existing, may be exercised from time to time and so often and in such order as may be deemed expedient by Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. Mortgagee shall be entitled to collect all costs and expenses incurred in exercising its rights hereunder as set forth in Section 8.07(b) hereof. No delay or omission by Mortgagee in the exercise of any such right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

Section 7.12 No Release of Obligations. Neither Mortgagor, the Company, any Guarantor, nor any other Person now or hereafter obligated for the payment or performance of all or any part of the Obligations shall be relieved of any such obligation by reason of (a) the failure of Mortgagee to comply with any request of Mortgagor, the Company, any Guarantor or any other Person so obligated to foreclose the Lien of this Mortgage or to enforce any provision hereunder or under the Indenture; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to Mortgagor, the Company, any Guarantor or other Person, and in any such event Mortgagor, the Company, all Guarantors and such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (d) any other act or occurrence save and except the complete payment and performance of all of the Obligations.

Section 7.13 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien or security interest created in or evidenced by this Mortgage or its stature as a first and prior Lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any Person liable for the payment or performance of the Obligations. Subject to applicable Governmental Requirements, Mortgagee may resort to any other security for the payment and performance of Obligations held by Mortgagee in such manner and order as Mortgagee may elect.

Section 7.14 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by applicable law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) except for notices expressly provided for herein or in the Indenture or required by Governmental Requirements, all notices of any Event of Default or of Mortgagee’s intention to accelerate maturity of the Obligations or of Mortgagee’s election to exercise or actual exercise of any right, remedy or recourse provided for hereunder or under the Indenture; and (c) any right to a marshaling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.

Section 7.15 Discontinuance of Proceedings. In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Indenture and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Obligations, this Mortgage, the Indenture, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Collateral Documents for such Event of Default.

Section 7.16 Application of Proceeds. After the occurrence and during the continuance of an Event of Default, the proceeds of any sale of and any other amounts generated by the holding, leasing, operating or other use of the Mortgaged Property shall be applied by Mortgagee (or the receiver, if one is appointed), to the extent that funds are so available therefrom, in accordance with Section 6.10 of the Indenture. Mortgagor shall be liable for any deficiency remaining.

Section 7.17 Uniform Commercial Code Remedies. Mortgagee shall have all of the rights, remedies and recourses with respect to the Personalty and the Fixtures afforded to it by the Applicable UCC, including, without limitation, the right to take possession of the Personalty and the Fixtures or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Personalty and the Fixtures, in addition to, and not in limitation of, the other rights, remedies and recourses afforded by this Mortgage and the other Collateral Documents.

Section 7.18 Indemnity. Mortgagor hereby agrees to indemnify Mortgagee and each Indemnified Person for, and to hold Mortgagee and each such Indemnified Person harmless from, any and all Losses which may actually be incurred by Mortgagee or any Indemnified Person by reason of the enforcement, performance, or administration of this Mortgage, unless such Loss is caused by the gross negligence or willful misconduct of Mortgagee or such Indemnified Person, in which case, Mortgagor shall have no obligation to Mortgagee or any Indemnified Person. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO MORTGAGEE AND EACH INDEMNIFIED PERSON WITH RESPECT TO LOSSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF MORTGAGEE, SUCH INDEMNIFIED PERSON OR ANY OTHER PERSON. This Section 7.18 shall survive the termination of this Mortgage and the payment and performance of the Obligations.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Instrument Construed as Mortgage, Etc. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order to fully effectuate the liens and security interests created hereby and the purposes and agreements set forth herein.

Section 8.02 Performance at Mortgagor’s Expense. The cost and expense of performing or complying with any and all of the Obligations shall be borne solely by Mortgagor, and no portion of such cost and expense shall be, in any way or to any extent, credited against any installment on or portion of the Obligations.

Section 8.03 Survival of Obligations. Each and all of the Obligations shall survive the execution and delivery of this Mortgage and shall continue in full force and effect until all of the Obligations shall have been fully satisfied.

Section 8.04 Further Assurances. Mortgagor, upon the request of Mortgagee, shall execute, acknowledge, deliver and record and/or file such further instruments (including, without limitation, financing statements) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purpose of this Mortgage and to subject to the Liens and security interests hereof any property intended by the terms hereof to be covered hereby, including, without limitation, any renewals, additions, substitutions, replacements, betterments or appurtenances to the then Mortgaged Property.

Section 8.05 Notices. All notices or other communications required or permitted to be given pursuant to this Mortgage shall be in writing and shall be considered properly given if given in the manner prescribed by Section 13.02 of the Indenture at the addresses set forth in the first paragraph of this Mortgage, and to each of the parties to the Indenture at the addresses set forth in Section 13.02 thereof. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of ten (10) days’ notice to the other party in the manner set forth above.

Section 8.06 No Waiver. Any failure by Mortgagee to insist, or any election by Mortgagee not to insist, upon strict performance by Mortgagor of any of the terms, provisions or conditions of this Mortgage shall not be deemed to be a waiver of the same or of any other terms, provision or condition hereof, and Mortgagee shall have the right, at any time or times thereafter, to insist upon strict performance by Mortgagor of any and all of such terms, provisions and conditions.

Section 8.07 Mortgagee’s Right to Perform; Mortgagee’s Expenditures.

(a) Mortgagor agrees that if Mortgagor fails to perform any act or take any action which Mortgagor is required to perform or take hereunder or under the Indenture or to pay any money which Mortgagor is required to pay hereunder or under the Indenture, Mortgagee may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money.

(b) All costs and expenses reasonably incurred by Mortgagee (or any Indemnified Person), including, without limitation, attorneys fees and expenses, all monies paid by (or on behalf of) Mortgagee and the monetary value of all services performed by (or on behalf of Mortgagee) in connection with an Event of Default hereunder or under any other Collateral Document, including, without limitation, the (i) the enforcement of any term or provision of this Mortgage or any other Collateral Document, (ii) the performance by Mortgagee of any obligation of Mortgagor under this Mortgage or any other Collateral Document if Mortgagee elects to so perform, in its sole and absolute discretion, and (iii) any action Mortgagee elects to take, in its sole and absolute discretion, to protect its interest in or the value of the Mortgaged Property, shall be a demand obligation owing by Mortgagor to Mortgagee, as the case may be, and to the extent any payment is made to a third Person, Mortgagee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. All such costs and expenses, monies and the monetary value of such services performed shall (x) bear interest at the Default Rate from the date of such incurrence, payment or performance, as applicable, until paid, and (y) constitute (together with such interest) a portion of the Obligations and shall be secured by this Mortgage and all of the other Collateral Documents. If Mortgagee shall elect to pay any Imposition or other sums due with reference to the Mortgaged Property, Mortgagee may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof.

Section 8.08 Successors and Assigns. All of the terms hereof shall apply to, be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs and legal representatives, and all other Persons claiming by, through or under them; provided, however, that nothing herein shall be deemed to imply any right on behalf of Mortgagor to assign its interest in any of the Mortgaged Property except as may be permitted by the Indenture.

Section 8.09 Severability. This Mortgage is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws and regulations of applicable Governmental Authorities and the provisions hereof are intended to be limited to the extent necessary that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any provision hereof or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Mortgage nor the application of such provision to other Persons or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

Section 8.10 Entire Agreement and Modification. This Mortgage may not be amended, revised, waived, discharged, released or terminated orally, but only by a written instrument or instruments executed by Mortgagee and Mortgagor. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

Section 8.11 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED; PROVIDED, HOWEVER, THAT THE INDENTURE IS BY ITS TERMS, THE NOTES ARE BY THEIR TERMS, AND THE GUARANTEE (INCLUDED AS ARTICLE 10 OF THE INDENTURE) IS BY THE TERMS OF THE INDENTURE, GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS PROVIDED THEREIN, AND, IN THE EVENT THAT IT BECOMES NECESSARY, IN CONNECTION WITH THE ENFORCEMENT OF THIS MORTGAGE OR OTHERWISE, TO CONSTRUE OR ENFORCE THE OBLIGATIONS (WHICH OBLIGATIONS ARE SECURED BY THIS MORTGAGE), THE INDENTURE, THE NOTES AND THE GUARANTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 8.12 Satisfaction of Prior Encumbrance. To the extent that proceeds advanced pursuant to the Indenture are used to pay indebtedness secured by any outstanding Lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds shall be deemed to have been advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and Liens owned by any owner or holder of such outstanding Liens, security interests, charges or encumbrances, irrespective of whether said Liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of the payment of such other indebtedness by Mortgagee, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.

Section 8.13 No Partnership. Nothing contained in this Mortgage is intended to, or shall be construed to, create to any extent and in any manner whatsoever any partnership, joint venture, or association between Mortgagor and Mortgagee, or in any way make Mortgagee a co-principal with Mortgagor with reference to the Mortgaged Property, and any inferences to the contrary are hereby expressly negated.

Section 8.14 Headings. The Article, Section and Subsection headings hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 8.15 Release of Mortgage. If all of the Obligations shall be paid, performed and discharged and the Indenture is satisfied and discharged in accordance with Section 12.01 of the Indenture, or if the Indenture and the Notes shall be defeased and discharged in accordance with Section 8.02 or Section 8.03 of the Indenture, and pursuant to the terms of the Indenture, Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record, at the sole cost and expense of Mortgagor or, at Mortgagor’s request (but at no cost to Mortgagee) assign this Mortgage to a mortgagee designated by Mortgagor, and shall execute and deliver (or cause to be executed and delivered) such instruments of satisfaction and discharge as may be appropriate, such instruments to be duly acknowledged and in form for recording, at the sole cost and expense of Mortgagor.

Section 8.16 Limitation of Obligations with Respect to Mortgaged Property.

(a) Neither Mortgagee nor any Holder shall have any duty to protect or preserve, or any liability with respect to the protection or preservation of, any Mortgaged Property or to preserve rights pertaining thereto other than the duty to use reasonable care in the custody and preservation of any Mortgaged Property in its actual possession. Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of any Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equal to that which Mortgagee accords its own like property. Mortgagee shall be relieved of all responsibility for any Mortgaged Property in its possession upon surrendering it, or tendering surrender of it, to Mortgagor or to such other Person entitled thereto by applicable law.

(b) Nothing contained in this Mortgage shall be construed as requiring or obligating Mortgagee or any Holder, and neither Mortgagee nor any Holder shall be required or obligated, to (i) make any demand or inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim or notice or take any action with respect to any Mortgaged Property or the monies due or to become due thereunder in connection therewith, (ii) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders, offers or other matters relating to any Mortgaged Property, whether or not Mortgagee has or is deemed to have knowledge or notice thereof, (iii) take any necessary steps to preserve rights against any prior parties with respect to any Mortgaged Property, or (iv) notify Mortgagor or any other Person of any decline in the value of any Mortgaged Property.

Section 8.17 Inconsistency with Indenture. To the fullest extent possible, the terms and provisions of the Indenture shall be read together with the terms and provisions of this Mortgage such that the terms and provisions of this Mortgage shall supplement, rather than conflict with, the terms and provisions of the Indenture; provided, however, that, notwithstanding the foregoing, in the event any of the terms or provisions of this Mortgage conflict with any of the terms or provisions of the Indenture, such that it is impractical for such terms or provisions to coexist, the terms or provisions of the Indenture shall govern and control for all purposes; and, provided further, that the inclusion in this Mortgage of terms and provisions, supplemental rights or remedies in favor of a secured party but which are not addressed in the Indenture shall not be deemed to be a conflict with the Indenture and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

Section 8.18 Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether federal or state, that are applicable to the transaction of which this Mortgage is a part. All agreements between Mortgagor and Mortgagee, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by Mortgagor for the use, forbearance or detention of the money to be loaned under the Notes or any Collateral Document, or for the payment or performance of any covenant or obligation contained herein or in the Indenture or any other Collateral Document, exceed the maximum amount permissible under applicable federal or state usury laws. If, under any circumstances, fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Mortgagor shall have paid an amount of money which is deemed to be interest and such interest would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to Mortgagor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit by Mortgagee shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by applicable law, be amortized, prorated, allocated and spread from the date of this Mortgage until payment in full of the Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

Section 8.19 Covenants To Run With the Land. All of the grants, representations, warranties, undertakings, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and shall apply to and bind the successors and assigns of Mortgagor. If there shall be more than one mortgagor, the covenants, representations and warranties made herein shall be deemed to be joint and several.

Section 8.20 Amount Secured; Last Dollar. So long as the balance of the Obligations exceeds the portion of the Obligations secured by this Mortgage, no payment on account of the Obligations shall be deemed to be applied against or to reduce the portion of the Obligations secured by this Mortgage, but shall, instead, be deemed to be applied against only such portions of the Obligations that are not secured by this Mortgage.

Section 8.21 Maximum Indebtedness. Notwithstanding anything to the contrary in this Mortgage, the maximum aggregate principal amount of indebtedness that is, or under any contingency may be, secured by this Mortgage (including Mortgagor’s obligation to reimburse protective advances made by Mortgagee) either at execution or at any time thereafter (the “Maximum Secured Amount”) is the sum of (1) TWO MILLION SIX HUNDRED FORTY-FIVE THOUSAND and No/100 Dollars ($2,645,000) plus (2) amounts that Mortgagee expends after an Event of Default under this Mortgage, to the extent that any such amounts shall constitute payment of: (a) taxes, charges or assessments that may be imposed by law on the Mortgaged Property; (b) premiums on insurance policies covering the Mortgaged Property; (c) expenses incurred in upholding the lien of this Mortgage, including the expenses of any litigation to prosecute or defend the rights and lien this Mortgage creates; and (d) any amount, cost or charge to which Mortgagee becomes subrogated, on payment, whether under recognized principles of law or equity, or under express statutory authority; then, and in each such event, such amounts or costs shall be secured by this Mortgage. The Maximum Secured Amount represents only part of the principal amount of the Obligations actually outstanding.

Section 8.22 Defense of Claims. Mortgagor shall promptly notify Mortgagee in writing of the commencement of any legal proceedings affecting Mortgagor’s title to the Mortgaged Property or Mortgagee’s Lien on or security interest in the Mortgaged Property, or any part thereof, and shall take all such action, employing attorneys agreeable to Mortgagee, as may be necessary to preserve Mortgagor’s and Mortgagee’s rights affected thereby. If Mortgagor fails or refuses to adequately or vigorously, in the sole but reasonable judgment of Mortgagee, defend Mortgagor’s or Mortgagee’s rights to the Mortgaged Property, Mortgagee may take such action on behalf of and in the name of Mortgagor and at Mortgagor’s expense. Moreover, Mortgagee may take (or cause its agents to take) such independent action in connection therewith as they may in their reasonable discretion deem proper, including, without limitation, the right to employ independent counsel and to intervene in any suit affecting the Mortgaged Property. All costs, expenses and attorneys’ fees incurred by Mortgagee (or its agents) pursuant to this Section 8.22 or in connection with the defense by Mortgagee of any claims, demands or litigation relating to Mortgagor, the Mortgaged Property or the transactions contemplated in this Mortgage shall be paid by Mortgagor on demand, plus interest thereon from the date of the advance by Mortgagee until reimbursement of Mortgagee at the Default Rate.

Section 8.23 Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS MORTGAGE; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; THAT IT HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 8.24 Modifications to Indenture. This Mortgage will continue to secure the Obligations under the Indenture, as the Indenture may in the future be amended, modified or otherwise supplemented and in effect from time to time. In the event the Indenture is amended, modified or otherwise supplemented, there shall be no need to amend, modify or otherwise supplement this Mortgage, unless required by the laws of any State or Commonwealth in which portions of the Mortgaged Property are situated.

Section 8.25 No Merger of Estates. So long as any part of the Obligations remain unpaid, unperformed or undischarged, the fee, easement and leasehold estates to the Mortgaged Property shall not merge but rather shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any lessee, any third-party purchaser or otherwise.

Section 8.26 Rights and Remedies of Senior Lienholder. The obligations of Mortgagor under this Mortgage are subject in all respects to any conflicting provisions of the Senior Mortgage in favor of the Senior Lienholder, and all rights and remedies granted to Mortgagee hereunder are subject in all respects to the rights and remedies of the Senior Lienholder.

ARTICLE IX

STATE SPECIFIC2 PROVISIONS

[2]	To be updated in each Mortgage to reflect local law.

Section 9.01 [INTENTIONALLY OMITTED]

Section 9.02 Lien Law. Pursuant to Section 13 of the lien law of New York, Mortgagor shall receive the advances secured hereby and shall hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of any improvement and shall apply such advances first to the payment of the cost of any such improvements on the Mortgaged Property before using any part of the total of the same for any other purpose.

Section 9.03 Real Property Law.

(i) Mortgagee shall have all of the rights and privileges against lessees of the Property as set forth in Section 291(f) of the Real Property Law of the State of New York.

(ii) The clauses and covenants contained herein which are construed by Section 254 of the Real Property Law of the State of New York shall, except as otherwise expressly provided herein, be construed as provided in such Section 254; provided, however, that the additional clauses and covenants contained herein shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by said Section 254 and shall not impair, modify, alter or defeat such rights notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by said Section 254; and the clauses and covenants herein which are similar to those contained in said Section 254, but which afford additional rights to Mortgagee or Mortgagor, shall supersede the clauses and covenants contained in Section 254. To the extent that any of the provisions of this Mortgage or any of the other Collateral Documents are inconsistent with the provisions of said Section 254, the provisions of this Mortgage and of the other Collateral Documents shall control.

Section 9.04 [INTENTIONALLY OMITTED]

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

MORTGAGOR:

B.G. Sulzle, Inc., a Delaware corporation

By:
Name:
Title: